As filed with the Securities and Exchange Commission on May 18, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Heritage-Crystal Clean, Inc.

Delaware	4955	26-0351454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2175 Point Boulevard,
Suite 375
Elgin, Illinois 60123
(847) 836-5670
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joseph Chalhoub
President and Chief Executive Officer
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois 60123
(847) 836-5670
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mark A. Harris Heidi J. Steele McDermott Will & Emery LLP 227 W. Monroe Street, Suite 4700 Chicago, Illinois 60606	Larry A. Barden Robert L. Verigan Sidley Austin LLP 1 S. Dearborn Street Chicago, Illinois 60603

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	per Share	Price	Fee
Common Stock, par value $.01 per share	3,162,500 shares(1)	$9.76(2)	$30,866,000(2)	$2,200.75(3)

(1)	Includes shares issuable upon exercise of the underwriters’ option to purchase additional shares.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon $9.76 per share, which is the average of the high and low sales prices of the common stock reported on The Nasdaq Global Market on May 13, 2010.

(3)	The amount of filing fee equals $71.30 per million of the maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and we are not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2010

2,750,000 Shares

Heritage-Crystal Clean, Inc.

Common Stock

We are selling 2,750,000 shares of our common stock, par value $0.01 per share. Our common stock is traded on The NASDAQ Global Market under symbol “HCCI.” On May 17, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $9.72 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to the Company (before expenses)	$	$

We have granted the underwriters an option for a period of 30 days to purchase up to 412,500 additional shares of our common stock on the same terms and conditions set forth above. See the section of this prospectus entitled “Underwriting.”

The underwriters expect to deliver the shares to purchasers on or about          , 2010.

William Blair & Company

Baird	Needham & Company, LLC

The date of this prospectus is          , 2010

You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the respective dates those documents were filed with the Securities & Exchange Commission, regardless of the time of delivery of this prospectus or any sale of our common stock.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based upon current management expectations. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets, and projected costs and plans and objectives of management are forward-looking statements. Generally, the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and similar expressions identify forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections, many of which are by their nature inherently uncertain and beyond our control and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors are further described in “Risk Factors” and include, among others:

•	economic conditions including the recent recession and financial crisis; and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general;

•	increased solvent, fuel and energy costs and volatility in the price of crude oil;

•	our ability to build and operate our used oil re-refinery as anticipated;

•	we are unable to generate sufficient funds to build and support our used oil re-refinery;

•	the used oil re-refinery may not generate the operating results that we anticipate;

•	further consolidation and/or declines in the U.S. automotive repair and manufacturing industries;

•	the impact of extensive environmental, health and safety and employment laws and regulations on our business;

•	legislative or regulatory requirements or changes adversely affecting our business;

•	competition in our existing lines of business;

•	claims and involuntary shutdowns relating to our handling of hazardous substances;

•	the limited demand for our used solvent;

•	our dependency on key employees;

•	our ability to effectively manage our extended network of branch locations;

•	warranty expense and liability claims;

•	the control of The Heritage Group over our Company;

•	personal injury litigation;

•	dependency of suppliers; and

•	our ability to manage our growth.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Actual results of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict.

We urge investors to review carefully the section of this prospectus entitled “Risk Factors” in evaluating the forward-looking statements contained in this prospectus. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto which are incorporated by reference. Unless required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus, to reflect the occurrence of unanticipated events or for any other reason.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and information incorporated by reference not included within. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since such dates.

Market data and certain industry forecasts used herein were obtained from internal surveys, market research, publicly available information and industry publications. While we believe that market research, publicly available information and industry publications we use are reliable, we have not independently verified market and industry data from third-party sources. Moreover, while we believe our internal surveys are reliable, they have not been verified by any independent source.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Heritage-Crystal Clean,” the “Company,” “we,” “us,” “our,” or similar references, mean Heritage-Crystal Clean, Inc. and its consolidated subsidiary, Heritage-Crystal Clean, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov. Such reports and other information concerning Heritage-Crystal Clean can also be inspected at the offices of Heritage-Crystal Clean at 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123 and can also be retrieved by accessing our website at www.crystal-clean.com. Information on our website is not part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the year ended January 2, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 27, 2010;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2010; and

•	Our Current Reports on Form 8-K filed with the SEC on May 13, 2010, May 17, 2010 and May 18, 2010.

We also intend to provide our stockholders with annual reports containing financial statements audited by our independent auditors.

We will provide each person to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost, by writing or telephoning us at the address set forth below.

Heritage-Crystal Clean, Inc.
Attention: Corporate Secretary
2175 Point Boulevard, Suite 375
Elgin, Illinois 60123
(847) 836-5670

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus and the information incorporated by reference carefully, especially “Risk Factors” beginning on page 9 and our consolidated financial statements and related notes, which are incorporated herein by reference, before making an investment decision. Our fiscal year ends the Saturday closest to December 31. Accordingly, fiscal years 2007, 2008 and 2009 ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively. Fiscal years 2007 and 2009 each consisted of 52 weeks while Fiscal year 2008 consisted of 53 weeks. Our convention with respect to reporting periodic financial data is that each of our first three fiscal quarters consist of twelve weeks while our last fiscal quarter consists of sixteen or seventeen weeks.

Based on revenues, we believe that we are the second largest provider of parts cleaning services in the U.S. and a leading provider of containerized waste services targeting small and mid-sized customers. Within the industrial and hazardous waste services market, we focus on parts cleaning, containerized waste, used oil and vacuum services, and we have recently announced plans to develop a used oil re-refinery. We estimate these components together represent a $6 billion market opportunity, of which approximately $1 billion represents the increase in market potential if the used oil re-refining market is included. Through our network of 62 branches, we provide our services to more than 41,000 active customer locations. During fiscal 2009, we performed more than 250,000 parts cleaning service calls.

Our customers frequently need to remove grease and dirt from machine and engine parts. Typical customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Based on 2007 data from the U.S. Census Bureau, we estimate that there are more than 800,000 such firms in the U.S. Our services allow our customers to outsource their handling and disposal of parts cleaning solvents as well as other containerized waste. These materials are subject to extensive and complex regulations, and mismanagement can result in citations, penalties, and substantial direct costs. We allow our customers to focus more on their core business and devote fewer resources to industrial and hazardous waste management. We believe that these services are highly attractive to small and mid-sized customers, which we define as firms that generally spend less than $50,000 per year on industrial and hazardous waste services. These small and mid-sized customers typically have limited administrative infrastructure and have needs, such as assistance in preparing waste manifests and drum labels and regularly-scheduled service visits to check inventories and remove accumulated waste, that are often highly differentiated from the needs of larger accounts. We believe that our company is structured to meet these particular needs.

In each of our services, we have adopted innovative approaches to minimize the regulatory burdens for our customers, and we have designed our services to provide “ease of use” to our customers. Our company has pioneered two different programs whereby our customers’ used parts cleaning solvent may be excluded from the U.S. Environmental Protection Agency’s, or the EPA’s, definition of hazardous waste. These two programs not only simplify the management of used solvent generated by our customers, but also reduce the total volume of hazardous waste generated at many of our customers’ locations. This can allow the customer to achieve a lower “generator status” with the EPA and thereby reduce their overall regulatory burden, including reduced reporting obligations and inspections.

Competitive Strengths

From our current base of 62 branch locations, we implement an organized and disciplined approach to increasing our market share, taking advantage of the following competitive strengths:

Large and Highly Diverse Customer Base.  Our focus on small and mid-sized businesses has enabled us to attract a variety of customers engaged in a range of businesses spread across the spectrum of the manufacturing, vehicle service, and transportation industries. Our customer base consists of over 41,000 active customer locations. In fiscal 2009, our largest single customer represented less than 2% of our annual sales, and our largest ten customers represented approximately 6.2% of our annual sales. This diverse customer base helps insulate us from disruption caused by the possible loss of a single large account.

Innovative Services that Reduce Customers’ Regulatory Burdens.  We have designed our service programs to meet the needs of our target customers. In particular, these customers desire to minimize their regulatory compliance burdens and we have developed innovative methods to help our customers achieve this objective. For example, we have created two parts-cleaning service programs which each exempt our customers from certain hazardous waste regulations and filing requirements:

•	Non-hazardous Program for Parts Cleaning. In our non-hazardous program for parts cleaning, we provide our customers with an alternative solvent that is not included in the EPA’s definition of hazardous waste due to its increased flashpoint, and we educate each participating customer to prevent harmful contaminants from being added to the solvent during use. Because of the reduced solvent flammability, as long as the customer doesn’t add toxic or flammable contaminants during use, neither the clean solvent that we supply nor the resulting used solvent generated by customers participating in our non-hazardous program for parts cleaning is classified as hazardous waste by the EPA and as a result can be managed as non-hazardous waste. After we collect the used solvent from customers participating in our non-hazardous program for parts cleaning, we recycle it via distillation for re-delivery to our parts cleaning customers, while at the same time minimizing the burdensome hazardous waste regulations faced by our customers. In order to most efficiently operate our non-hazardous program for parts cleaning, we have built a solvent recycling system at our Indianapolis hub capable of recycling up to 6 million gallons per year of used solvent generated by customers participating in our non-hazardous program.

•	Product Reuse Program for Parts Cleaning. Rather than managing used solvent as a waste, we have developed a program that uses the solvent as an ingredient in the manufacture of asphalt roofing materials. Used solvent generated by customers participating in our product reuse program for parts cleaning is sold as a direct substitute for virgin solvent that is otherwise used in the asphalt manufacturing process. Because the used solvent is destined for reuse, it is not deemed a waste, and therefore it is not subject to hazardous waste regulations. To enhance the marketing of these programs, in the past 20 years we and our predecessor Heritage Environmental Services have voluntarily obtained concurrence letters from more than 30 state environmental agencies to validate this approach.

Excellent Customer Service.  Since our founding, we have instilled a standardized, sales-oriented approach to our customers across our branch network. Our branch personnel are focused on local sales and service delivery, and a significant portion of their compensation is linked to sales growth and new business development. In order to achieve this sales growth, our personnel understand that they must retain existing business, which is best achieved by providing a very high level of customer service. Our high quality service leads to high customer satisfaction, customer retention, cross-selling opportunities, and referrals to new prospects. During fiscal 2009, approximately 88% of our sales were generated from customers that we also served during fiscal 2008.

Experienced Management Team.  Our management team has substantial experience in the industry and possesses particular expertise in the small to mid-sized customer segment. The management team also has industry-leading experience in the used oil re-refining industry. Our senior managers have on average more than 20 years of industry experience and our middle managers have on average more than 10 years of experience. Many of our managers held key positions with Safety-Kleen, our largest competitor, between 1986 and 1998 during which time Safety-Kleen grew from $255 million to over $1.0 billion in annual revenue.

Cost-Efficient Branch Rollout Model.  Our branch model allows us to consolidate operational and administrative functions not critical to sales and service at either a regional hub or our headquarters. This model has been the foundation for our new branch rollout during the past ten years, as we have expanded from 14 to 62 branches, and we expect to extend this model to new locations. Furthermore, as we grow within each branch, we improve our route density, which is an important contribution to profitability in our business.

Growth Strategies

We intend to grow by providing environmental solutions that meet the needs of our customers. We have several different strategies to accomplish this and they include:

Same-Branch Sales Growth.  We seek to generate year-over-year growth in existing markets by obtaining new customers and by cross-selling multiple services to existing customers. Our sales and marketing strategy includes providing significant incentives to our field sales and service personnel to find and secure new business. These incentives include commission compensation for individuals and managers, as well as prize awards and contests at the individual and team level. Our company culture is designed to consistently emphasize the importance of sales and service excellence, and to build and maintain enthusiasm that supports continued sales success. Additionally, we intend to drive profitability by leveraging fixed costs against incremental sales growth at our existing branches.

Expanded Service Offerings.  All of our branches currently offer parts cleaning and containerized waste management services. Other services that we provide, including used oil collection services and vacuum truck services, are currently offered in less than half of our branch locations. As part of our effort to enter the used oil re-refining industry, we intend to accelerate the number of branches providing used oil collection services. As our business grows and we achieve sufficient market penetration, we expand the number of services offered at our branches. We also have other new business programs in various stages of development and these have the potential to be offered through our branch locations in the future.

Geographic Expansion.  We currently operate from 62 branch locations that offer our parts cleaning and containerized waste management services to customers in 39 states and the District of Columbia. We have historically been able to install new branches at a relatively low cost. Within the contiguous United States, we believe that there are opportunities to open more branches and provide convenient local service to additional markets. In the future, we believe that there will be opportunities to offer our services in international markets as well.

Selectively Pursue Acquisition Opportunities.  Our management team has significant experience in identifying and integrating acquisition targets. During the past nine years, we have successfully acquired the assets of several small competitors. Given the number of small competitors in our business, there are generally multiple acquisition opportunities available to us at any given time. Our growth plan is not dependent on acquisitions, but we will continue to pursue complementary acquisitions that leverage our established infrastructure.

Development of Used Oil Re-refinery

We have recently announced plans to develop a used oil re-refinery to convert used oil into re-refined lubricating base oil. We collect used oil from our customers as part of our core service offerings, and we typically sell the used oil we collect today as a fuel. Our development of a used oil re-refinery will enable us to increase the resale value of the used oil we collect, which we believe will improve our margins and provide us with a significant competitive advantage over most other used oil collectors.

We believe that the development of a used oil re-refinery fits into our strategic growth plans for the following reasons:

•	We expect that the used oil we will collect from our customers will supply a significant portion of the used oil to be processed at the re-refinery because this service is needed by almost all of our current and target customers. Our network of 62 branches provides us with an opportunity to efficiently collect used oil from a broad geographic area for re-refining.

•	We believe that a strong demand for re-refining capabilities exists since we estimate that only 20% of the one billion gallons of used oil collected in North America is routed to re-refining due to a lack of used oil re-refining capacity.

•	Re-refining is a preferred approach to used oil management based on a variety of environmental considerations, including resource recovery and reuse, energy efficiency and pollution prevention. Re-

refining of used oil recovers more of the economic value of the resource than alternative methods such as burning for energy recovery.

•	We have extensive experience with the design, construction and operation of used oil re-refineries as several members of our management were significant contributors to the development of approximately 75% of the used oil re-refining capacity in North America while employed at Safety-Kleen, Inc.

The re-refining process has been used in the United States for decades to remove impurities from used oil and create lubricating base oil that can be re-used in place of virgin lubricating oil. The process generally consists of two steps: first, vacuum distillation to separate the base lubricating oil, followed by hydrotreating to remove impurities. We estimate that less than 10% of the base lubricating oil supply in the United States is currently supplied by re-refineries.

We believe the three key components to a re-refining business are used oil supply, re-refining technology and lubricating oil product sales. Our goal is to collect enough used oil feedstock to eventually ensure self-sufficient plant operation, although used oil feedstock is also available for purchase from third party suppliers. We intend to leverage our used oil collection network to generate this supply. Production of marketable lubricating oil from feedstock requires complex processes, robust screening and testing programs, and advanced re-refining technology. We believe a management team with extensive experience with these processes and technologies is necessary to design, build and operate a successful plant. We expect that our re-refinery will produce high quality lubricating base oils. Based on our management team’s prior experience with the design, construction and operation of used oil re-refineries, we have entered into preliminary discussions with several potential purchasers of our re-refined lubricating base oil.

We are designing our re-refinery to have an input capacity of approximately 50 million gallons of used oil feedstock per year and expect to produce about 30 million gallons of lubricating base oil per year. We plan to construct our re-refinery in Indiana. We estimate that the construction of the re-refinery will take approximately two years, allowing us to begin operations at partial capacity in 2012, and have a total capital cost of approximately $40 million. We also anticipate that when the re-refinery starts operations, we will feed the re-refinery with a combination of used oil collected from our customers and used oil that we purchase from third parties. In 2009, we collected 4.3 million gallons of used oil from our customers. During the construction period, we plan to roll out additional used oil collection routes to increase the volume of used oil we collect, and we estimate that during fiscal 2010 and 2011 we will incur roughly $1 million and $1.5 million of net expense, respectively, related to this roll out. We also expect that the operations of the re-refinery will increase our working capital requirements by approximately $5 million to $10 million.

The expected revenue and profitability of this project will depend on a large number of factors, some of which are beyond our control, such as crude oil and lubricating oil prices and the costs of operations, but based on market conditions and crude oil prices prevailing in March 2010, we estimate that when the re-refinery is operating at full capacity, it will generate approximately $90 million of annual revenue and have operating margins of approximately 20%.

Our Corporate Information

Our corporate and executive offices are located at 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123, and our telephone number at that address is (847) 836-5670. Our website is located at http://www.crystal-clean.com. The information contained in our website is not a part of this prospectus.

The Offering

Common stock offered by us in the offering	2,750,000 shares

Common stock to be outstanding after the offering	13,555,186 shares(1)

Use of proceeds	We estimate that our net proceeds from the offering will be approximately $24.4 million, based on an assumed public offering price per share of $9.72 (the last reported sale price of our common stock on The NASDAQ Global Market on May 17, 2010). We currently intend to use the net proceeds from the offering to fund a portion of the construction costs for our used oil re-refinery facility in Indiana. See “Use of Proceeds.”

Nasdaq Global Market symbol	“HCCI”

(1)	The number of shares of common stock to be outstanding after the offering is based on 10,805,186 shares outstanding as of May 17, 2010 and:

•	excludes 889,654 shares of common stock issuable upon the exercise of outstanding options at a weighted average strike price of $10.76; and

•	excludes 971,197 and 66,430 additional shares of common stock that are reserved for future grants, awards or sale under our 2008 Omnibus Stock Incentive Plan and our Employee Stock Purchase Plan of 2008, respectively.

Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes 412,500 shares of common stock issuable pursuant to the exercise of the underwriter’s option to purchase additional shares:

Of the 2,750,000 shares (not including amounts offered if the underwriters exercise their option to purchase additional shares) being offered under this prospectus, The Heritage Group, our largest stockholder (“Heritage”), will be offered 862,769 shares in accordance with certain participation rights as described in “Relationships and Transactions with Related Persons” and certain related trusts of Fred Fehsenfeld, Jr., the Chairman of our Board and an affiliate of Heritage, will be offered 257,807 shares, in each case representing the same percentage of shares being sold in this offering as each of Heritage and Mr. Fehsenfeld currently holds of our outstanding common stock. In the event the underwriters’ option to purchase additional shares is exercised, Heritage and related trusts of Mr. Fehsenfeld will be offered 31.4% and 9.4%, respectively, of the total number of shares for which the option is exercised. See the “Underwriting” section of this prospectus for more information.

Summary Consolidated Financial and Other Data

The following table presents a summary of our historical consolidated financial information. When you read this summary consolidated financial and other data, it is important that you read along with it our consolidated financial statements and the related notes, which are incorporated herein by reference, as well as the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Our fiscal year ends the Saturday closest to December 31. Accordingly, fiscal years 2007, 2008 and 2009 ended December 29, 2007, January 3, 2009 and January 2, 2010, respectively. Fiscal years 2007 and 2009 each consisted of 52 weeks and fiscal 2008 consisted of 53 weeks. Our results for the fiscal years ended December 29, 2007, January 3, 2009 and January 2, 2010 have been audited and the audit reports are incorporated herein by reference. We refer to the first twelve weeks of each fiscal year as the “first quarter.” Accordingly, the first quarters of fiscal 2009 and 2010 ended March 28, 2009 and March 27, 2010, respectively.

					First Quarter Ended
	Fiscal Year				March 28,	March 27,
	2007		2008	2009	2009	2010
					(Unaudited)
	(Dollars in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
Sales	$89,734		$108,143	$98,398	$23,756	$24,005
Cost of sales	22,920		29,430	26,040	7,497	6,006
Cost of sales — inventory impairment	2,182	(1)	2,778 (2)	—	—	—

Gross profit	64,632		75,935	72,358	16,259	17,999
Operating costs	43,573		53,497	51,940	12,239	12,495
Selling, general, and administrative expenses	15,583		20,220	17,137	3,852	4,364
Proceeds from contract termination(1)	(3,000)		—	—	—	—

Operating income	8,476		2,218	3,281	168	1,140
Interest expense	1,408		408	3	—	—
Loss on disposal of fixed assets — net	—		—	159	—	—

Income before income taxes	7,068		1,810	3,119	168	1,140
Provision for income taxes(3)	—		2,618	1,326	68	478

Net income (loss)	7,068		(808)	1,793	100	662
Preferred return	1,691		339	—	—	—

Net income (loss) available to common stockholders	$5,377		$(1,147)	$1,793	$100	$662

Net income (loss) per share available to common stockholders:
Basic	$0.75		$(0.11)	$0.17	$0.01	$0.06
Diluted	$0.74		$(0.11)	$0.17	$0.01	$0.06
Weighted average shares outstanding (thousands):
Basic	7,178	(4)	9,985	10,700	10,685	10,713
Diluted	7,229	(4)	9,985	10,772	10,754	10,793

				First Quarter Ended
	Fiscal Year			March 28,	March 27,
	2007	2008	2009	2009	2010
				(Unaudited)
	(Dollars in thousands, except per share data)

PRO FORMA DATA (UNAUDITED):
Net income (loss)	$7,068	$(808)	$1,793	$100	$662
Pro forma provision for income taxes(3)	2,898	497	—	—	—
Return on preferred and mandatorily redeemable capital units	1,730	372	—	—	—

Pro forma net income (loss) available to common stockholders	$2,440	$(1,677)	$1,793	$100	$662

Pro forma net income (loss) per common share:
Basic	$0.34	$(0.17)	$0.17	$0.01	$0.06
Diluted	$0.34	$(0.17)	$0.17	$0.01	$0.06
OTHER OPERATING DATA (UNAUDITED):
EBITDA(5)	$11,350	$5,848	$7,430	$1,045	$2,169
Average sales per working day	$356	$422	$388	$395	$399
Number of branches at end of fiscal period	48	54	58	58	62

	As of March 27, 2010
	Actual	As Adjusted(6)
	(Unaudited)
	(Dollars in thousands)

BALANCE SHEET DATA:
Cash and cash equivalents	$1,403	$25,839
Total assets	55,655	80,091
Total debt	—	—
Total stockholders’ equity	44,731	69,167

(1)	In fiscal 2007, we received $3.0 million from the termination of a contract with a customer of our used solvent who had failed to meet its volume purchase obligations. We recorded cost of sales of $2.2 million to reduce solvent inventories to net realizable value in connection with this settlement.

(2)	In fiscal 2008, we recorded an impairment charge, reducing the reuse solvent and used oil inventory value by $2.8 million. This charge was due to a sharp decline in crude oil prices which resulted in the market value for our reuse solvent declining below the historic (FIFO) values.

(3)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income did not give effect to taxes for periods prior to the reorganization and initial public offering. For comparison purposes, we have presented pro forma net income, which reflects income taxes assuming we had been a corporation since the time of our formation and assuming tax rates equal to the rates that would have been in effect had we been required to report tax expense in such years.

(4)	The weighted average common shares outstanding reflects the 500-for-1 exchange of common units for common stock and the issuance of 1,217,390 shares of common stock in our reorganization that occurred prior to our initial public offering in March 2008. We have included the redeemable common capital units outstanding prior to the reorganization in the calculation of basic and diluted earnings per share as the effect of excluding them would have been anti-dilutive. In accordance with FASB guidance, shares of common stock that are mandatorily redeemable are excluded from the calculation of basic and diluted earnings per share. We have deducted earnings attributable to mandatorily redeemable units from income available to common unit holders.

(5)	EBITDA represents net income before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net income prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplement.

The following table contains a reconciliation of our net income determined in accordance with GAAP to EBITDA:

				First Quarter Ended
	Fiscal Year			March 28,	March 27,
	2007	2008	2009	2009	2010
	(Dollars in thousands)

Net income (loss)(a)	$7,068	$(808)	$1,793	$100	$662
Interest expense	1,408	408	3	—	—
Provision for income taxes	—	2,618	1,326	68	478
Depreciation and amortization	2,874	3,630	4,308	877	1,029

EBITDA	$11,350	$5,848	$7,430	$1,045	$2,169

(a)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income does not give effect to taxes for periods prior to the reorganization and initial public offering.

(6)	The summary balance sheet data as of March 27, 2010 is presented on an as adjusted basis to give effect to the receipt by us of net proceeds from the sale of common stock offered by us in the public offering but before the application of the net proceeds, based on an assumed public offering price per share of $9.72 (the last reported sale price of our common stock on The NASDAQ Global Market on May 17, 2010).

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as other information contained or incorporated by reference in this prospectus, before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

Risks Relating to Our Business

Our results of operations and financial condition have been and could in the future be materially adversely impacted by the economic downturn.

The economy has experienced a severe and prolonged downturn as a result of the deterioration in the capital markets and related financial crisis which has adversely impacted our customer base, which is primarily composed of companies in the automotive repair and manufacturing industries. The overall levels of demand for our parts cleaning products and supplies and other services are influenced by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S. and the regional economic conditions affecting our branches. Many of our customers are heavily dependent on general economic conditions, including the availability of affordable energy sources, employment levels, interest rates, financial credit availability, consumer confidence and housing demand. Downturns in these general economic conditions can significantly affect the business of our customers, which in turn affects demand, volumes, pricing and operating margins for our services and products. Both our customers and suppliers have felt the impact of the economic downturn. During the recent economic downturn, our customers sought ways to reduce their costs which in turn have reduced their demand for our services. Our customers and suppliers may face severe financial difficulties causing them to cease some or all their business operations or to reduce the volume of products they purchase from us in the future. We may have accounts receivables owing from customers who may not be able to honor their obligations to us. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on our results of operations and financial condition.

Adverse economic and financial markets conditions may cause our suppliers to be unable to provide materials and components to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for our amounts owing them or reducing the maximum amount of trade credit available to us. Such changes could adversely affect our liquidity and could have a material adverse effect on our results of operations and financial condition. If we are unable to successfully anticipate changing economic and financial market conditions, we could be adversely affected.

In addition, a substantial or prolonged material adverse impact on our results of operations and financial condition due to the recent economic downturn could affect our ability to satisfy the financial covenants in our bank credit facility, which could result in our having to seek amendments or waivers from our lenders to avoid the termination of commitments and/or the acceleration of the maturity of amounts that may be outstanding under our bank credit facility. The cost of our obtaining an amendment or waiver could be significant, and could substantially increase our cost of borrowing over the remaining term of our bank credit facility. Further, there can be no assurance that we would be able to obtain an amendment or waiver. If our lenders were unwilling to enter into an amendment or provide a waiver, all amounts outstanding under our bank credit facility would become immediately due and payable

Our operating margins and profitability may be negatively impacted by the volatility in crude oil, solvent, fuel and energy costs.

Our business is dependent on the widespread availability of certain crude oil products such as solvent and fuel for operating our fleet of trucks. Changes and volatility in the price of crude can adversely impact the prices for these products and therefore affect our operating results. The price and supply of fuel and solvent is unpredictable and fluctuates based on events beyond our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns.

Increased costs of crude can significantly increase our operating costs. Because solvent is a product of crude oil, we are also susceptible to increases in solvent costs when crude oil costs increase. The market price of crude has been volatile and rose substantially from 2004 to 2008 before falling significantly in late 2008. During this period of rising crude costs, we experienced increases in the cost of fuel, solvent and other petroleum-based products. We have in the past been able mitigate the increased fuel and solvent costs through the imposition of price increases and energy surcharges on our invoices to customers. However, because of the competitive nature of the industry, the recent economic downturn and the terms of customer contracts, there can be no assurance that we will be able to pass on future price increases. Due to political instability in oil-producing countries, oil prices could increase significantly in the future. A significant increase in fuel or solvent costs could lower our operating margins and negatively impact our profitability. We currently do not use financial instruments to hedge against fluctuations in oil, solvent or energy prices. If this volatility continues, our operating results could also be volatile and adversely affected.

In addition, a significant portion of our inventory consists of new and used solvents. Volatility in the price of crude oil has in the past impacted and can significantly impact in the future the value of this inventory and our operating margins. For example, in the fourth quarter of fiscal 2008, we generally experienced a sharp decrease in the cost of crude oil and related commodities which caused a decline in the market value of our solvent and used oil inventory and we recorded a $2.8 million non-cash inventory impairment charge on that portion of the Company’s solvent and oil inventory that is held for sale, reflecting the lower market value of such inventory. Additionally, we recorded $1.7 million in additional expense to reflect the lower value of the solvent inventory held for use in the Company’s service programs. Further, because we apply a first-in first-out accounting method, volatility in solvent and oil prices can significantly impact our operating margins. If volatility in the price of crude oil continues, our operating results will be difficult to predict and could be adversely affected. Moreover, the impact of crude oil price volatility on our business and financial results will likely increase when we enter the used oil re-refining industry.

We may not be able to build and operate a used oil re-refinery as planned and it may cost more than anticipated which could harm our business.

We have recently announced plans to build a used oil re-refinery. The development of the re-refinery is in its early stages and we may be unable to construct the re-refinery on the current timetable or as currently contemplated. There can be no assurance that we will develop a commercially successful re-refinery or that unforeseen market conditions will not adversely impact the construction, operation or profitability of the re-refinery. The development of a used oil re-refinery is a new business for our company and requires a different employee base and skill set than that required for our current business. These new skill sets include chemical engineering, design and operational management of the re-refinery. Although our management team has operated re-refineries for other companies, we cannot assure you that we will have sufficient expertise to develop a re-refinery within the budget contemplated or that it will operate within the performance parameters currently contemplated for the re-refinery. Further, the development of the re-refinery will require time and resources, including the attention of our management, which could divert our management from other activities and may impair the operation of our existing business.

The development of the re-refinery could take longer than expected, cost more than expected or not perform as anticipated. For example, the use of subcontractors or the costs of materials such as steel to construct the facility may be more expensive than we anticipate leading to project cost overruns. In addition, the construction and operation of a re-refinery is highly regulated. We have not yet obtained all of the required permits to build the re-refinery and the permit process is ongoing. We may be subject to delays or even cancellation of the project if we are unable to obtain permits on terms acceptable to us.

We currently expect that the development and construction of the re-refinery will cost approximately $40 million. In addition, during our development of the re-refinery, we expect to expand our used oil collection services in preparation for servicing the re-refinery, and we estimate that during fiscal 2010 and 2011 we will incur roughly $1 million and $1.5 million of net expense, respectively, related to this roll out. We currently expect to use the net proceeds from the offering to pay a portion of the costs needed to develop the re-refinery and expect to obtain the remaining funds needed from borrowings under our credit agreement.

Alternatively, we may consider issuing additional equity as a source of financing. If we are not able to borrow sufficient funds or obtain other sources to complete the re-refinery, we may not be able to complete the re-refinery which could have a material adverse effect on our business. Even if we secure adequate financing, our investments in this project may limit our ability to pursue other opportunities in the future.

Even if we are able to build a used oil re-refinery, the used oil re-refinery may not generate the operating results that we anticipate and may lead to greater volatility in our revenue and earnings.

We may not be able to realize the expected benefits from developing and operating a used oil re-refinery. If we complete the construction of the re-refinery, the subsequent operation of the plant creates different and additional risks compared to our historic service businesses. We may experience difficulty securing sufficient used oil feedstock to run the re-refinery at anticipated rates and have to pay more for the feedstock or reduce our operating rates. We may also have difficulty selling all of the lubricating base oil that we produce. Our costs for used oil feedstock and the prices that we can sell the lubricating base oil and byproducts made by the re-refinery are determined by competitive market factors including the world price of crude oil, prices for natural gas, and the lubricating oil prices posted by major refiners, none of which we control. In addition, we may experience increased downward pricing pressure when compared to suppliers of virgin lubricating base oil, which has historically sold at a premium to re-refined lubricating base oil. Our estimates of revenue and profitability for the re-refinery could prove to be erroneous or could be impacted by changes in these market factors. In particular, if crude oil prices come down, we expect that we would experience a reduction in our margins from used oil re-refining as well as potential inventory charges related to material held for processing or sale. Even if prices decrease, the costs required to collect and process the used oil may not decrease. If crude oil prices rise, we expect that the feedstock prices for our re-refinery would also increase. If the prices we charge for our re-refined oil and the costs to collect and re-refine used oil do not move together or in similar magnitudes, our profitability may be materially and negatively impacted. Any volatility in the price of crude oil could also cause volatility in our operating results.

Our operation of a re-refinery exposes us to risks related to the potential adverse environmental impact of a spill or other release at the re-refinery, the loss of permits, the risk of explosion or fire or other hazards, the risk of injury to our employees or others, as well as the negative publicity due to public concerns regarding our operation. While these risks are in some respects similar to risks that we have experienced in our traditional service businesses, the magnitude of exposure may be greater due to the nature of the used oil re-refining industry and the greater volumes, temperatures and pressures involved. While we may maintain some insurance that covers portions of these exposures, in many cases the risks are uninsurable or we will not choose to procure insurance at levels that will cover any potential exposure.

Any problem or perception of a problem with our re-refining project could have a material adverse impact on our revenue and earnings and lead to a loss of stockholder and/or research analyst confidence in our business and could result in a sudden and significant reduction in our stock price.

Further consolidation and/or declines in the U.S. automotive repair and U.S. manufacturing industries could cause us to experience lower sales volumes which could materially affect our growth and financial performance.

Our business relies on continued demand for our parts cleaning and waste management services in the U.S. automotive repair and U.S. manufacturing industries, which may suffer from declining market size and number of locations, due in part to the current economic downturn, the potential bankruptcies of U.S. automobile manufacturers, international competition and consolidation in U.S. markets. Industry trends affecting our customers, including the continued trend of U.S. manufacturing moving offshore and the influx of inexpensive imported automotive aftermarket products, has caused our customers’ business to contract which could reduce the demand for our parts cleaning and other services and products and have a material adverse impact on our business. As a result, we may not be able to continue to grow our business by increasing penetration into the industries which we serve, and our ability to retain our market share and base of sales could become more difficult.

We conduct business in an industry that is highly regulated by environmental, health and safety, transportation, and employment laws and regulations. If we do not comply with these laws and regulations, we may be subject to involuntary shutdowns and/or significant financial penalties and negative response from our customers.

The sale, handling, transportation, storage, recycling and disposal of industrial and hazardous waste, including solvents used in parts cleaners, used oil and containerized waste are highly regulated by various legislative bodies and governmental agencies at the federal, state and local levels, including the EPA, the Department of Transportation, and the Occupational Safety and Health Administration, or OSHA. Any failure by us to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in substantial operating costs and capital expenditures for equipment upgrades, fines, penalties, civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs and/or involuntary temporary or permanent discontinuance of our operations. There currently exists a high level of public concern over hazardous waste operations, including with respect to the siting and operation of transfer, processing, storage and disposal facilities. Part of our business strategy described above is to increase our re-refining capacity through either the construction of a new facility or the expansion of existing facilities and branch operations in growth markets. Each of these efforts would require us to undergo an intensive regulatory approval process that could be time consuming and impact the success of our business strategy. Zoning, permit and licensing applications and proceedings, as well as regulatory enforcement proceedings, are all matters open to public scrutiny and comment. Accordingly, from time to time we have been, and may in the future be, subject to public opposition and publicity which may damage our reputation and delay or limit the expansion and development of our operating properties or impair our ability to renew existing permits which could prevent us from implementing our growth strategy and have a material adverse effect on our business, financial condition or results of operations.

If current environmental laws and regulations are changed, we may be forced to significantly alter our business model, which could have a material adverse effect on our financial performance.

A change in any of the environmental, employment, health and safety laws and regulations under which we operate could have a material adverse effect on our business and prospects. For example, the EPA currently excludes waste used as an ingredient in the production of a product from being defined as hazardous waste. Our product reuse program for parts cleaning operates under this exclusion and provides an advantage by excluding our customers’ used solvent from being regulated as hazardous waste. Similarly, under our non-hazardous program for parts cleaning, we provide our customers with a different solvent that has a higher flashpoint than traditional solvents. The resulting used solvent is not considered to be hazardous waste so long as our customers ensure that no inappropriate contaminants were contributed to the used solvent.

If the EPA were to broaden the definition of hazardous waste to include used solvents generated by our customers under our product reuse and/or non-hazardous programs for parts cleaning, the value of our offerings may be significantly reduced which could have a material adverse effect on our financial performance. Examples of changes by the EPA that could adversely affect our services include, but are not limited to, the following:

•	elimination of the reuse exception to the definition of hazardous waste;

•	increase in the minimum flashpoint threshold at which solvent becomes included in the definition of hazardous waste;

•	increased requirements to test the used solvent that we pick up from our customers for the presence of toxic or more flammable contaminants; and

•	adoption of regulations similar to those enacted in some California air quality districts that prohibit the use of the solvents of the type that we sell for parts cleaning operations.

In addition, new laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that our costs associated with meeting any of these requirements are substantial and cannot adequately be passed through to our customers, our earnings and cash flows could suffer.

We face intense competition in the industrial and hazardous waste services industries.

The markets for parts cleaning, containerized waste management, used oil collection, and vacuum truck services are intensely competitive. While numerous small companies provide these services, Safety-Kleen, our largest competitor, has held substantial market share in the parts cleaning industry for the last four decades and has developed a significant market share in used oil services, including used oil re-refining, and containerized waste management. Safety-Kleen and some of our other competitors have substantially greater financial and other resources and greater name recognition than us. Our business growth, financial performance and prospects will be adversely affected if we cannot gain market share from these competitors, or if any of our competitors develop products or services superior to those offered by us. We could lose a significant number of customers if Safety-Kleen, or other competitors, materially lower their prices, improve service quality or develop more competitive product and service offerings.

In addition, companies involved in the waste management industry, including waste hauling, separation, recovery and recycling, may have the expertise, access to customers and financial resources that would encourage them to develop and market services and products competitive with those offered by us. We also face competition from alternative services that provide similar benefits to our customers as those provided by us. In addition, new technology regarding the treatment and recycling of used solvent and used oil may lead to functionally equivalent or superior products becoming available, which may decrease the demand for our services and products or cause our products and services to become obsolete.

We could be subject to involuntary shutdowns or be required to pay significant monetary damages if we are found to be a responsible party for the improper handling or the release of hazardous substances.

As a company engaged in the sale, handling, transportation, storage, recycling and disposal of materials that are or may be classified as hazardous by federal, state, or other regulatory agencies, we face risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and similar state laws impose strict liability on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on the businesses that generate those substances or transport them to the facilities. As a potentially responsible party, or PRP, we may be liable under CERCLA for substantial investigation and cleanup costs even if we operate our business properly and comply with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several, which means that if we were found to be a business with responsibility for a particular CERCLA site, we could be required to pay the entire cost of the investigation and cleanup, even though we were not the party responsible for the release of the hazardous substance and even though other companies might also be liable. Even if we were able to identify who the other responsible parties might be, we may not be able to compel them to contribute to the remediation costs, or they might be insolvent or unable to contribute due to lack of financial resources.

Our facilities and the facilities of our customers and third party contractors may have generated, used, handled and/or disposed of hazardous substances and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could materially reduce our profits. Our pollution liability insurance excludes certain liabilities under CERCLA. Thus, if we were to incur liability under CERCLA that was not covered by our insurance and if we could not identify other parties responsible under the law whom we are able to compel to contribute to the liabilities, the cost to us could be substantial and could impair our profitability, reduce our liquidity and have a material adverse effect on our business. Although our customer service agreements typically provide that the customer is responsible for ensuring that only appropriate materials are disposed of, we could be exposed to third party claims if customers dispose of improper waste, and we might not be successful in recovering our damages from those customers. In addition, new services or products offered by us (such as the re-refining of used oil) could expose us to further environmental liabilities for which we have no historical experience and cannot estimate our potential exposure to liabilities.

Our fixed cost structure may result in a greater loss or reduced earnings.

Our North American network, including our facilities, fleet and personnel, subjects us to fixed costs, which makes our margins and earnings sensitive to changes in revenues. In periods of declining demand, our fixed cost structure may limit our ability to cut costs, which may put us at a competitive disadvantage to firms with lower cost structures, or may result in reduced operating margins and operating losses.

We carry inventory of used solvents generated by customers participating in our product reuse program for parts cleaning.

Our inventory of used solvent has fluctuated and it may continue to fluctuate. If we are unable to sell our reuse inventory, we may be required to take a charge to inventory and we may incur additional costs for storage and/or disposal which would adversely impact our operating results. In addition, while we sold enough used solvent to satisfy speculative accumulation requirements of the EPA for fiscal 2010 and prior years, we may not in future years.

Our ability to achieve our business and financial objectives is subject to our ability to expand our non-hazardous programs for parts cleaning.

For our business to grow we may need to expand our non-hazardous program for parts cleaning. Unlike used solvent generated by customers participating in our product reuse program for parts cleaning (which must be resold for reuse as an ingredient), used solvent generated by customers participating in our non-hazardous program for parts cleaning can be recycled by third party recyclers or by us. We have constructed a solvent recycling system at our Indianapolis hub to recycle used solvent generated by customers participating in our non-hazardous program and we may also undertake similar projects in the future. Any unanticipated costs in operating our solvent recycling system could have a material adverse effect on our operating results and require us to seek an alternative means to recycle or dispose of used solvent.

The operation of our solvent recycling system may be considered inherently dangerous and injury to individuals or property may occur, potentially subjecting us to lawsuits. If we fail to operate our solvent recycling system as anticipated, our business and operating results could suffer. In addition, we may decide to alter or discontinue certain aspects of our business strategy at any time, or offer new product lines which may not be profitable and could materially and adversely affect our financial condition and results of operations.

We depend on the service of key individuals, the loss of whom could materially harm our business.

Our success will depend, in part, on the efforts of our executive officers and other key employees, including Joseph Chalhoub, our President and Chief Executive Officer, Gregory Ray, our Chief Financial Officer, Vice President, Business Management and Secretary, John Lucks, our Vice President of Sales, Tom Hillstrom, our Vice President of Operations and Glenn Casbourne, our Vice President of Engineering. These individuals possess extensive experience in our markets and are critical to the operation and growth of our business. If we lose or suffer an extended interruption in the services of one or more of our executive officers or other key employees, our business, results of operations and financial condition may be negatively impacted. Moreover, the market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to succeed members of our management team or other key employees, should the need arise. We do not maintain any key man life insurance policies. One of our key growth strategies is our construction of a used oil re-refinery. Given their past experience in the development of re-refinery facilities in the U.S., the retention of the members of our management team is particularly critical to our ability to develop the re-refinery as planned. The loss of any of these individuals could adversely impact our ability to compete and operate the re-refinery.

In addition, our operations and growth strategy rely on the expansion of our business through the creation and growth of new and existing branches. In order for us to create and grow new and existing branches properly, we must continually recruit and train a pool of hardworking and motivated sales & service representatives, or SSRs, to develop new customer leads, as well as support our existing customer base. If we are not able to retain and recruit a sufficient number of SSRs, or we experience an increase in the turnover of existing SSRs, we may not be able to support the continued growth of our business, which could have a material adverse impact on our financial performance.

We operate our business through many locations, and if we are unable to effectively oversee all of these locations, our business reputation and operating results could be materially adversely affected.

Because we rely on our extended network of 62 branch locations to operate independently to carry out our business plan, we are subject to risks related to our ability to oversee and control information reporting from these locations. If in the future we are unable to effectively oversee and control information reporting from our branch locations, our results of operations could be materially adversely affected, we could fail to comply with environmental regulations, we could lose customers, and our business could be materially adversely affected.

Our insurance policies do not cover all losses, costs or liabilities that we may experience.

We maintain insurance coverage, but these policies do not cover all of our potential losses, costs or liabilities. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of our existing insurance coverage which would significantly affect our financial performance. For example, our pollution legal liability insurance excludes costs related to fines, penalties or assessments. Our insurance policies also have deductibles and self-retention limits that could expose us to significant financial expense. Our ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which we have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations. In addition, our business requires that we maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, our business could be materially and adversely affected.

We are subject to potential warranty expense and liability claims relating to our services and products.

We offer our customers specific guarantees that we will be responsible for all expenses resulting from any spill that occurs while we are transporting, processing or disposing of customers’ used solvent and other waste. Accordingly, we may be required to indemnify our customers for any liability under CERCLA or other environmental, employment, health and safety laws and regulations. We may also be exposed to product liability claims by our customers, users of our parts cleaning products or third parties claiming damages stemming from the mechanical failure of parts cleaned with solvents and/or equipment provided by us. Although we maintain product liability insurance coverage, if our insurance coverage proves inadequate or adequate insurance becomes unreasonably costly or otherwise unavailable, future claims may not be fully insured. An uninsured or partially insured successful claim against us could have a material adverse effect on our business, financial condition and results of operations.

Our focus on small business customers causes us to be subject to the trends and downturns impacting small businesses, which could adversely affect our business.

Our customer base is primarily composed of small companies in the automotive repair and manufacturing industries. The high concentration of our customers that are small businesses exposes us to some of the broad characteristics of small businesses across the U.S. Small businesses start, close, relocate, and get purchased or sold frequently. In addition, small businesses tend to be more significantly affected by economic recessions than larger businesses. This leads to a certain amount of ongoing turnover in the market. As a result, we must continually identify new customers and expand our business with existing customers in order to sustain our growth. If we experience a rise in levels of customer turnover, it may have a negative impact on the profitability of our business.

We obtain services from our largest stockholder, Heritage and its affiliates, which we refer to collectively herein as Heritage, and our inability to replace these services in the future on economically acceptable terms could materially adversely affect our business.

We obtain certain services from Heritage including disposal and product analytical services and workers’ compensation insurance. Heritage beneficially owned 31.4% of our outstanding common stock as of May 17, 2010.

If the services that we receive from Heritage become unavailable from Heritage, to the extent that we are unable to negotiate replacements of these services with similar terms, we could experience increases in our expenses.

Litigation related to personal injury from exposure to solvents and the operation of our business may result in significant liabilities and affect our profitability.

We have been and in the future may be involved in claims and litigation filed on behalf of persons alleging injury predominantly as a result of exposure to hazardous chemicals that are a part of the solvents that we provide. In addition, the hazards and risks associated with the use, transport, storage, and handling and disposal of our customers’ waste by us and our customers (such as fires, natural disasters, explosions and accidents) and our customers’ improper or negligent use or misuse of solvent to clean parts may also expose us to personal injury claims, property damage claims and/or products liability claims from our customers or third parties. As protection against such claims and operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Due to the unpredictable nature of personal injury litigation, it is not possible to predict the ultimate outcome of these claims and lawsuits, and we may be held liable for significant personal injury or damage to property or third parties, or other losses, that are not fully covered by our insurance, which could have a material adverse effect on our business.

We are dependent on third parties to supply us with the necessary components and materials to service our customers. We are also dependent on third party transport, including rail, recycling and disposal contractors.

In the operation of our business, we supply a large amount of virgin solvent and parts cleaning equipment to our customers. We do not maintain extensive inventories for most of these products. If we become unable to obtain, or experience delays in the transportation of, adequate supplies and components in a timely and/or cost-effective manner, we may be unable to adequately provide sufficient quantities of our services and products to our customers, which could have a material adverse effect on our financial condition and results of operations.

We, and our third party transporters, ship used oil and containerized waste collected from our customers to a number of third party recycling and disposal facilities, including incinerators, landfill operators and waste-to-energy facilities. We generally do not have long-term fixed price contracts with our third party contractors, and if we are forced to seek alternative vendors to handle our third party recycling and disposal activities, we may not be able to find alternatives without significant additional expenses, or at all, which could result in a material adverse effect on our financial performance. In addition, we could be subject to significant environmental liabilities from claims relating to the transport, storage, processing, recycling and disposal of our customers’ waste by our third party contractors and their subcontractors.

A system failure could delay or interrupt our ability to provide services and products and could increase our costs and reduce our sales.

Our operations are dependent upon our ability to support our branch infrastructure. Our business operates through 4 hubs that service our 62 local branches. Any damage or failure that causes interruptions in our operations could result in the loss of customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide services and products to our customers. The occurrence of a natural disaster, technological, transportation or operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate sales and achieve profits.

We may be unable to manage our growth.

In our first nine full years of operation, sales have increased at a compound annual growth rate of 24% from 1999 to 2009 although we experienced a 9% decrease in our sales from 2008 to 2009. Our growth to date has placed and may continue to place significant strain on our management and its operational and financial resources. We anticipate that continued growth, if any, as well as our plans to enter the used oil re-refining industry, will require us to recruit, hire and retain new managerial, finance, sales, marketing and operational personnel. We cannot be certain that we will be successful in recruiting, hiring or retaining those personnel. Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we continue to grow, we cannot be certain that our personnel, systems, procedures and controls will be adequate to support our operations.

Expansion of our business may result in unanticipated adverse consequences.

In the future, we may seek to grow our business by investing in new or existing facilities, making acquisitions, entering into partnerships and joint ventures or constructing new facilities such as the used oil re-refinery. Acquisitions, partnerships, joint ventures, investments or construction projects may require significant managerial attention, which may divert our management from our other activities and may impair the operation of our existing businesses. Any future acquisitions of businesses or facilities or the development of a new business line could entail a number of additional risks, including:

•	the failure to successfully integrate the acquired businesses or facilities into our operations;

•	the inability to maintain key pre-acquisition business relationships;

•	loss of key personnel of the acquired business or facility;

•	exposure to unanticipated liabilities; and

•	the failure to realize efficiencies, synergies and cost savings.

As a result of these and other factors, including the general economic risk associated with the industries in which we operate, we may not be able to realize the expected benefits from any recent or future acquisitions, new facility developments, partnerships, joint ventures or other investments.

Our business is subject to inclement weather and this may have a significant adverse effect on our financial performance.

A significant portion of our business includes periodic service visits to our customers. Inclement weather in the geographic areas in which our branches operate may result in a significant number of cancelled service visits, which may result in lost sales and profits.

We may not be able to protect our intellectual property adequately.

We rely upon know-how and technological innovation and other trade secrets to develop and maintain our competitive position. We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology, and such agreements may not adequately protect us. Our competitors could gain knowledge of our know-how or trade secrets, either directly or through one or more of our employees or other third parties. Although we do not regard any single trade secret or component of our proprietary know-how to be material to our operations as a whole, if one or more of our competitors can use or independently develop such know-how or trade secrets, our market share, sales volumes and profit margins could be adversely affected.

In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management’s time and attention from our business. In addition, any potential intellectual property litigation could force us to take specific actions, including, but not limited to, the following:

•	cease selling products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use infringing intellectual property.

Climate change laws or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and a decreased demand for our services.

On June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009 (“ACESA”), which would establish an economy-wide cap-and-trade program to reduce U.S. emissions of carbon dioxide and other greenhouse gases (“GHG”) that may contribute to warming of the earth’s atmosphere and other climatic changes. ACESA would require a 17 percent reduction in GHG emissions from 2005 levels by 2020 and just over an 80 percent reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of GHG emissions so that such sources could continue to emit GHGs into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA would be to impose increasing costs on the combustion of carbon-based fuels such as refined petroleum products, oil and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic GHG emissions and President Obama has indicated his support of legislation to reduce GHG emissions through an emission allowance system. Also, on December 15, 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. Accordingly, the EPA has already proposed two sets of regulations that would require a reduction in emissions of GHGs from motor vehicles and, also, could trigger permit review for GHG emissions from certain stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States, including petroleum refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. The adoption and implementation of any regulations imposing GHG reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations.

Risks Related to our Common Stock

The price of our shares of common stock may be volatile.

The trading price of shares of our common stock may fluctuate substantially. In particular, it is possible that our operating results may be below the expectations of public market analysts and investors, including the results of our planned entry into the used oil re-refining industry, and, as a result of these and other factors, the price of our common stock may decline. These fluctuations could cause you to lose part or all of your investment in shares of our common stock. Factors that could cause fluctuations include, but are not limited to, the following:

•	variations in our operating results, including variations due to changes in the price of crude oil;

•	announcements by us, our competitors or others of significant business developments, changes in customer relationships, acquisitions or expansion plans;

•	analysts’ earnings estimates, ratings and research reports;

•	the depth and liquidity of the market for our common stock;

•	speculation in the press;

•	strategic actions by us or our competitors, such as sales promotions or acquisitions;

•	actions by our large stockholders or by institutional and other stockholders;

•	conditions in the industrial and hazardous waste services industry as a whole and in the geographic markets served by our branches; and

•	domestic and international economic factors unrelated to our performance.

The stock markets, in general, periodically experience volatility that is sometimes unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline.

The small public float for our shares may make it difficult to sell your shares and may cause volatility in our stock price.

A substantial portion of our shares of common stock are closely held by certain inside investors and our common stock has experienced limited trading volume since our initial public offering. As of May 17, 2010,

Heritage beneficially owned 31.4% of our common stock, Fred Fehsenfeld, Jr., the Chairman of our Board and an affiliate of Heritage, beneficially owned 9.4% of our common stock and directors and executive officers beneficially owned 41.9% of our common stock. At our direction, the underwriters have reserved for sale to Heritage and the related trusts of Mr. Fehsenfeld, at the public offering price, shares representing the same percentage of shares being sold in the offering as each of Heritage and Mr. Fehsenfeld currently holds of our outstanding common stock. These shares are being offered to Heritage pursuant to the participation rights agreement between us and Heritage under which Heritage has a right to purchase shares in the offering so that its percentage ownership interest in our common stock does not decrease. See “Relationships and Transactions With Related Persons — Transactions with Related Persons.” Mr. Fehsenfeld has requested a similar opportunity to participate in the offering, and we have agreed to direct the underwriters to reserve shares in response to Mr. Fehsenfeld’s request. If Heritage and the related trusts of Mr. Fehsenfeld purchase all of the shares reserved for sale to them in the offering, Heritage and Mr. Fehsenfeld, after taking into account the shares purchased by the related trusts in the offering, will maintain their respective ownership interests in our common stock. Consequently, our public float is expected to remain small for a public company, the availability of our shares may be limited and you may encounter difficulty selling your shares or obtaining a suitable price at which to sell your shares. In addition, as a result of the small float, you could experience meaningful volatility in the trading price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative research, or our results are below analysts’ estimates, our stock price and trading volume could decline.

The trading market for our common stock may depend on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or our results are below analysts’ estimates, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Heritage and Mr. Fehsenfeld have significant influence over our company, and their control could delay or deter a change of control or other business combination or otherwise cause us to take actions with which you may disagree.

As of May 17, 2010, Heritage beneficially owned 31.4% of our outstanding common stock and Fred Fehsenfeld, Jr., the Chairman of our Board and an affiliate of Heritage, owned an additional 9.4% of our outstanding common stock. If Heritage and the related trusts of Mr. Fehsenfeld purchase all of the shares reserved for sale to them in the offering, Heritage and Mr. Fehsenfeld, after taking into account the shares purchased by the related trusts in the offering, will maintain their respective ownership interests in our common stock. As a result, Heritage and Mr. Fehsenfeld will continue to have significant influence over our decision to enter into any corporate transaction and with respect to any transaction that requires the approval of stockholders, regardless of whether other stockholders believe that the transaction is in their own best interests. This concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

We are required to evaluate our internal control under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and could have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Each year we must prepare or update the process documentation and perform the evaluation needed to comply with Section 404. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective. Ensuring that we have adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. We and our independent auditors may in the future discover areas of our internal controls that need further attention and improvement, particularly with respect to any businesses that we decide to acquire in the future. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could harm our ability to operate our business. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Investor perception that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely, consistent basis may adversely affect our stock price. Failure to comply with Section 404 could also potentially subject us to sanctions or investigations by the Securities and Exchange Commission, or SEC, NASDAQ or other regulatory authorities.

We have incurred and will continue to incur increased costs as a result of being a public company.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. We incur costs associated with our public company reporting requirements. We have incurred costs associated with corporate governance requirements, including requirements under Sarbanes-Oxley, as well as rules implemented by the SEC and NASDAQ. These rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. Further, we may need to hire additional accounting, financial and compliance staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Any of these expenses could harm our business, operating results and financial condition.

We do not currently intend to pay cash dividends on our common stock to our stockholders and any determination to pay cash dividends in the future will be at the discretion of our Board of Directors.

We currently intend to retain any profits to provide capacity for general corporate uses and growth of our business. Our Board of Directors does not intend to declare cash dividends in the foreseeable future. Any determination to pay dividends to our stockholders in the future will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition and other factors deemed relevant by our Board of Directors. Consequently, it is uncertain when, if ever, we will declare dividends to our stockholders. If we do not pay dividends, investors will only obtain a return on their investment if the value of our shares of common stock appreciates. In addition, the terms of our existing or future borrowing arrangements may limit our ability to declare and pay dividends.

Provisions in our certificate of incorporation and bylaws and under Delaware law could prevent or delay transactions that stockholders may favor.

Our company is incorporated in Delaware. Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable, including a provision that authorizes our Board of Directors to issue preferred stock with such voting rights, dividend rates, liquidation, redemption, conversion and other rights as our Board of Directors may fix and without further stockholder action. The issuance of preferred stock with voting rights could make it more difficult for a third party to acquire a majority of our outstanding voting stock. This could frustrate a change in the composition of our Board of Directors, which could result in entrenchment of current management. Takeover attempts generally include offering stockholders a premium for their stock. Therefore, preventing a takeover attempt may cause you to lose an opportunity to sell your shares at a premium. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the Board of Directors approves the transaction. This provision may prevent changes in our management or corporate structure. Also, under applicable Delaware law, our Board of Directors is permitted to and may adopt additional anti-takeover measures in the future.

Our certificate of incorporation provides that the affirmative vote of at least seventy-five percent (75%) of our total voting power is required to amend our certificate of incorporation or to approve mergers, consolidations, conversions or the sale of all or substantially all of our assets. Given the voting power of Heritage, we would need the approval of Heritage for any of these transactions to occur.

Our bylaws provide for the division of our Board of Directors into three classes with staggered three year terms. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of our common stock in the offering will be approximately $24.4 million, or $28.2 million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price per share of $9.72 (the last reported sale price of our common stock on The NASDAQ Global Market on May 17, 2010), after deducting the underwriting discount and $0.7 million of estimated offering expenses payable by us.

We currently intend to use the net proceeds from the offering to fund a portion of the costs required to develop and construct our used oil re-refinery facility in Indiana. We believe that additional capital of approximately $15.6 million will be needed for capital expenditure to complete the re-refinery, or $11.8 million if the underwriters exercise their option to purchase additional shares in full, based on an assumed public offering price per share of $9.72 (the last reported sale price of our common stock on The NASDAQ Global Market on May 17, 2010). We expect to obtain this additional capital from our existing bank credit facility as well as from cash flow from our operations. Our credit facility currently restricts our ability to incur or be obligated to make more than $10 million of capital expenditures in a fiscal year, provided that, pursuant to an amendment dated May 14, 2010, $42 million of capital expenditures with respect to the re-refinery would not be subject to this $10 million limitation.

It is possible that we may delay or cancel the re-refinery project for one or more reasons including, without limitation, a significant drop in the price of oil or a determination that the re-refinery will not generate the benefits to our growth that we currently anticipate. If we delay or cancel the re-refinery project, we intend to use the net proceeds from the sale of our common stock in the offering for general corporate purposes, including to fund working capital and other capital expenditures as well as fund potential acquisitions.

PRICE RANGE OF COMMON STOCK

The common stock of Heritage-Crystal Clean began trading on The NASDAQ Global Market under the symbol “HCCI” on March 12, 2008. Prior to our initial public offering of our common stock on March 12, 2008, there was no public market for our common stock . The information in the following table indicates the high and low sales prices for Heritage-Crystal Clean’s common stock from March 12, 2008, the date of our initial public offering, to May 17, 2010, as reported by NASDAQ.

	High	Low

2008
First Quarter (commencing March 12, 2008)	$16.51	$13.00
Second Quarter	18.69	13.01
Third Quarter	15.43	11.45
Fourth Quarter	14.75	8.40

	High	Low

2009
First Quarter	$13.99	$6.51
Second Quarter	10.49	7.00
Third Quarter	13.80	10.00
Fourth Quarter	13.50	9.51

	High	Low

2010
First Quarter	$12.39	$8.19
Second Quarter through May 17, 2010	12.05	9.09

On May 17, 2010, the closing price of our common stock on the NASDAQ Global Select Market was $9.72 per share. On May 17, 2010, there were 196 stockholders of record of our common stock. Several brokerage firms, banks and other institutions (“nominees”) are listed once on the stockholders of record listing. However, in most cases, the nominees’ holdings represent blocks of our common stock held in brokerage accounts for a number of individual stockholders. As such, our actual number of stockholders would be higher than the number of registered stockholders of record.

DIVIDEND POLICY

Our Board of Directors sets our dividend policy. Our Board of Directors does not intend to declare cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, but we may determine in the future to declare or pay cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, including the restrictions contained in the agreements governing our then outstanding indebtedness and any other factors our Board of Directors deems relevant. Our bank credit facility currently restricts the payment of dividends by us.

CAPITALIZATION

The following table sets forth our capitalization as of March 27, 2010:

•	on an actual basis;

•	as adjusted to give effect to the receipt by us of net proceeds from the sale of common stock offered by us in the offering, based on an assumed public offering price per share of $9.72 (the last reported sale price of our common stock on The NASDAQ Global Market on May 17, 2010), and the increase in the number of authorized shares of our common stock which occurred May 14, 2010 but before the application of the net proceeds.

You should read the data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus and incorporated herein by reference.

	As of March 27, 2010
	Actual	As Adjusted(1)
	(Unaudited)
	(Dollars in thousands)

Debt:
Bank debt(2)	$—	$—

Total debt(2)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share: 500,000 shares authorized; none issued and outstanding, as adjusted; none issued and outstanding	—	—
Common stock, $0.01 par value per share: 15,000,000 shares authorized; 18,000,000 shares authorized, as adjusted; 10,713,086 shares issued and outstanding; and 13,463,086 shares issued and outstanding, as adjusted	$107	$135
Additional paid-in capital	43,363	67,772
Retained earnings	1,261	1,261

Total stockholders’ equity	44,731	69,168

Total capitalization	$44,731	$69,168

(1)	If the underwriters’ option to purchase additional shares is exercised in full:

•	an additional 412,500 shares would be issued and we would receive $3.8 million in additional net proceeds;

•	total stockholders’ equity would increase by $3.8 million; and

•	total capitalization would increase by $3.8 million.

(2)	Does not include the $15.6 million that we anticipate borrowing in connection with the development and construction of our used oil re-refinery (or $11.8 million if the underwriters’ option to purchase additional shares is exercised in full) See “Prospectus Summary — Development of Used Oil Re-refinery.”

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial information together with our consolidated financial statements and the related notes incorporated herein by reference and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. We refer to the first twelve weeks of each fiscal year as the “first quarter.” Accordingly, the first quarters of fiscal 2009 and 2010 ended March 28, 2009 and March 27, 2010, respectively. Our results for the first quarters ended March 28, 2009 and March 27 and balance sheet data as of March 27, 2010 are unaudited. We have derived the statement of operations data for each of the years ended December 29, 2007, January 3, 2009 and January 2, 2010 and the balance sheet data at January 3, 2009 and January 2, 2010 from our audited financial statements incorporated herein by reference. We have derived the statement of operations data for each of the years ended December 31, 2005 and December 30, 2006 and the balance sheet data at December 31, 2005, December 30, 2006 and December 29, 2007 from our audited consolidated financial statements not included in this prospectus.

	Fiscal Year					First Quarter Ended
						March 28,	March 27,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in thousands, except per share data)					(Unaudited)

STATEMENT OF OPERATIONS DATA:
Sales	$59,221	$73,717	$89,734	$108,143	$98,398	$23,756	$24,005
Cost of sales	14,061	18,823	22,920	29,430	26,040	7,497	6,006
Cost of sales — inventory impairment(1)(2)	—	—	2,182	2,778	—	—	—

Gross profit	45,160	54,894	64,632	75,935	72,358	16,259	17,999

Operating costs	31,677	36,837	43,573	53,497	51,940	12,239	12,495
Selling, general, and administrative expenses	10,481	12,355	15,583	20,220	17,137	3,852	4,364
Proceeds from contract termination(1)	—	—	(3,000)	—	—	—	—

Operating income	3,002	5,702	8,476	2,218	3,281	168	1,140
Interest expense	967	1,415	1,408	408	3	—	—
Loss on disposal of fixed assets — net	—	—	—	—	159	—	—

Income before income taxes	2,035	4,287	7,068	1,810	3,119	168	1,140
Provision for income taxes(3)	—	—	—	2,618	1,326	68	478

Net income (loss)	2,035	4,287	7,068	(808)	1,793	100	662
Preferred return	1,696	1,691	1,691	339	—	—	—

Net income (loss) available to common stockholders	$339	$2,596	$5,377	$(1,147)	$1,793	$100	$662

Net income (loss) per share available to common stockholders: basic	$0.05	$0.36	$0.75	$(0.11)	$0.17	$0.01	$0.06
Net income (loss) per share available to common stockholders: diluted	$0.05	$0.36	$0.74	$(0.11)	$0.17	$0.01	$0.06
Number of weighted average common shares outstanding(4):
Basic	7,099	7,114	7,178	9,985	10,700	10,685	10,713
Diluted	7,099	7,114	7,229	9,985	10,772	10,754	10,793
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—
PRO FORMA DATA (UNAUDITED):
Net income (loss)	$2,035	$4,287	$7,068	$(808)	$1,793	$100	$662
Pro forma provision for income taxes(3)	913	1,791	2,898	497	—	—	—
Return on preferred and mandatorily redeemable capital units	1,691	1,700	1,730	372	—	—	—

Pro forma net income (loss) available to common stockholders	$(569)	$796	$2,440	$(1,677)	1,793	$100	$662

Pro forma net income (loss) per share: basic	$(0.08)	$0.11	$0.34	$(0.17)	$0.17	$0.01	$0.06
Pro forma net income (loss) per share: diluted	$(0.08)	$0.11	$0.34	$(0.17)	$0.17	$0.01	$0.06

	Fiscal Year					First Quarter Ended
						March 28,	March 27,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in thousands, except per share data)					(Unaudited)

OTHER OPERATING DATA (UNAUDITED):
EBITDA(5)	$4,696	$8,055	$11,350	$5,848	$7,430	$1,045	$2,169
Average sales per working day	$233	$291	$356	$422	$388	$395	$399
Number of branches at end of fiscal period	41	47	48	54	58	58	62

						At
	At Fiscal Year End					March 27,
	2005	2006	2007	2008	2009	2010
		(Dollars in thousands)				(Unaudited)

BALANCE SHEET DATA:
Cash and cash equivalents	$758	$271	$479	$327	$1,090	$1,403
Total assets	28,509	36,387	47,984	52,016	53,987	55,655
Total debt	14,100	18,130	22,045	20	—	—
Redeemable capital units	2,261	2,261	2,261	—	—	—
Total members’ capital/stockholders’ equity	6,630	8,776	12,707	41,556	43,925	44,731

(1)	In fiscal 2007, we received $3.0 million from the termination of a contract with a customer of our used solvent who had failed to meet its volume purchase obligations. We recorded cost of sales of $2.2 million to reduce solvent inventories to net realizable value in connection with this settlement.

(2)	In fiscal 2008, we recorded an impairment charge, reducing the reuse solvent and used oil inventory value by $2.8 million. This charge was due to a sharp decline in crude oil prices which resulted in the market value for our reuse solvent declining below the historic (FIFO) values.

(3)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income does not give effect to taxes for periods prior to the reorganization and initial public offering. For comparison purposes, we have presented pro forma net income, which reflects income taxes assuming we had been a corporation since the time of our formation and assuming tax rates equal to the rates that would have been in effect had we been required to report tax expense in such years.

(4)	The weighted average common shares outstanding reflects the 500-for-1 exchange of common units for common stock and the issuance of 1,217,390 shares of common stock in our reorganization that occurred prior to our initial public offering in March 2008. We have included the redeemable common capital units outstanding prior to the reorganization in the calculation of basic and diluted earnings per share as the effect of excluding them would have been anti-dilutive. In accordance with FASB guidance, shares of common stock that are mandatorily redeemable are excluded from the calculation of basic and diluted earnings per share. We have deducted earnings attributable to mandatorily redeemable units from income available to common unit holders.

(5)	EBITDA represents net income before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net income prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

• EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only as a supplement.

The following table contains a reconciliation of our net income determined in accordance with GAAP to EBITDA:

	Fiscal Year					First Quarter Ended
						March 28,	March 27,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in thousands)

Net income(loss)(a)	$2,035	$4,287	$7,068	$(808)	$1,793	$100	$662
Interest expense	967	1,415	1,408	408	3	—	—
Provision for income taxes	—	—	—	2,618	1,326	68	478
Depreciation and amortization	1,694	2,353	2,874	3,630	4,308	877	1,029

EBITDA	$4,696	$8,055	$11,350	$5,848	$7,430	$1,045	$2,169

(a)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income does not give effect to taxes for periods prior to the reorganization and initial public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere and incorporated by reference in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. We undertake no obligation to update any of the forward looking statement. Factors that could cause such differences include those described in “Risk Factors” and elsewhere in this prospectus. Certain tabular information may not foot due to rounding.

Overview

We are a leading provider of industrial and hazardous waste services to small and mid-sized customers who are engaged in vehicle maintenance or manufacturing activities. We offer a broad range of services desired by these customers including parts cleaning solvent management, and the removal and management of a variety of regulated wastes. We operate from a network of 62 branch facilities providing service to customers in 39 states.

Our sales are generated primarily from providing parts cleaning and waste removal services for our clients, which accounted for approximately 94.6% of our sales for fiscal 2009. We also generate a minimal amount of sales from the sale of used oil, which accounted for the remaining 5.4% of our fiscal 2009 sales. The sale of used solvent generated by customers participating in our product reuse program for parts cleaning is not accounted for as sales, but rather as a reduction in our net cost of solvent under cost of sales. We define and measure same-branch sales for a given period as the subset of all our branches that have been open and operating throughout and between the periods being compared, and we refer to these as established branches. We calculate average sales per working day by dividing our sales by the number of non-holiday weekdays in the applicable fiscal year or fiscal quarter.

We have established prices for our services, based on the relevant business variables for each service. With respect to our parts cleaning services, our pricing reflects the type of parts cleaning machine we provide (if any), the frequency of service visits, and the quantity and grade of solvent or other cleaning chemistry required. For our other services, our pricing typically reflects the nature and quality of the waste materials removed. Our customer agreements typically provide for annual renewal and price increases.

Our cost of sales includes the costs of the materials we use in our services, such as solvent and other chemicals, depreciation on the parts cleaning machines we own and provide to customers, transportation of solvents and waste, and our payments to other parties to recycle or dispose of the waste materials that we collect. The used solvent that we retrieve from customers in our product reuse program is accounted for as a reduction in our net cost of solvent under cost of sales, whether placed in inventory or sold to a purchaser for reuse. Increased costs of crude oil, a component of solvent, can increase cost of sales, although we attempt to offset such increases with increased prices for our services.

Our operating costs include the costs of operating our branch system and hubs, including personnel costs (including commissions), and facility rent, truck leases, fuel and maintenance. Our operating costs as a percentage of sales generally increase in relation to the number of new branch openings. As new branches achieve route density and scale efficiencies, our operating costs as a percentage of sales generally decrease.

Our selling, general, and administrative expenses include the costs of performing centralized business functions, including sales management at or above the regional level, billing, receivables management, accounting and finance, information technology, environmental health and safety and legal. Our selling, general, and administrative expenses have increased as a result of the ongoing costs of being a public company.

In the first quarter of 2010, we announced our plans to develop a used oil re-refinery. The re-refinery is being designed to process up to 50 million gallons per year of used oil feedstock and produce up to 30 million gallons per year of lubricating base oil. The estimated capital cost of the project is approximately $40 million and the re-refinery is expected to begin operating at partial capacity during 2012.

Our History

The history of our business activity dates back to the late 1980s, when Heritage Environmental Services established a division to concentrate on the service needs of smaller customers. This division, known as Crystal Clean, began providing parts cleaning and used oil collection services to customers in Indianapolis, Indiana, and gradually expanded to several other cities in the Midwest. During the 1990s, the Crystal Clean division expanded into markets in Texas and Louisiana as the result of a business venture with a major branded motor oil company. By the late 1990s, the Crystal Clean division was offering services to small to mid-sized customers in roughly a dozen metropolitan areas. In 1999, the parent of Heritage Environmental Services and Joseph Chalhoub, our current Chief Executive Officer, agreed to form a new company, Heritage-Crystal Clean, LLC, and to contribute the business assets of the Crystal Clean division to this new company. Mr. Chalhoub invested in the new Company and recruited a team of seasoned industry professionals to join our company and implement plans for growth.

On March 11, 2008, we completed a reorganization, initial public offering and direct placement. In connection with the reorganization, initial public offering and direct placement we:

•	Became a ‘C’ corporation through the reorganization of Heritage-Crystal Clean, LLC and a merger of BRS-HCC Investment Co., Inc. with and into Heritage-Crystal Clean, Inc.;

•	Issued an aggregate total of 7,274,290 shares of common stock as part of the exchange of common and preferred units of Heritage-Crystal Clean, LLC into common stock of Heritage-Crystal Clean, Inc. in the reorganization;

•	Sold an aggregate total of 3,401,100 shares of common stock in the initial public offering and concurrent direct placement, at $11.50 per share, raising approximately $33.2 million after underwriting discounts and transaction costs;

•	Repaid approximately $22.3 million of indebtedness with the proceeds raised in the initial public offering and direct placement;

•	Paid distributions of $10.9 million to preferred unit holders of Heritage-Crystal Clean, LLC as part of the reorganization relating to an accrued return through March 11, 2008; and

•	Recorded a cumulative net deferred tax liability of $2.2 million and a corresponding charge to our provision for income taxes upon becoming taxable as a ‘C’ corporation.

Critical Accounting Policies

Critical accounting policies are those that both are important to the accurate portrayal of a company’s financial condition and results, and require subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

In order to prepare financial statements that conform to accounting principles generally accepted in the United States, commonly referred to as GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.

We have identified the following accounting policies as those that require us to make the most subjective or complex judgments in order to fairly present our consolidated financial position and results of operations. Actual results in these areas could differ materially from management’s estimates under different assumptions and conditions.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Consistent with industry practices, we require payment from most customers within 30 days of invoice date. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on analysis of customer creditworthiness, historical losses and general economic trends and conditions. We perform periodic credit evaluations of our customers and typically do not require collateral. We have an estimation procedure, based on historical data and recent changes in the aging of these receivables that we use to record reserves throughout the year. In the last eight years, our provisions for doubtful accounts have averaged less than 0.8% of sales. We do not have any off-balance sheet credit exposure related to our customers.

Inventory

Inventory consists primarily of new and used solvents, new and refurbished parts cleaning machines, absorbents, accessories, repair parts and used oil. Inventories are valued at the lower of first-in, first-out (FIFO) cost or market, net of any reserves for excess, obsolete or unsalable inventory. In the first quarter of fiscal 2007 we reported an impairment charge and reserved an associated excess reserve, reducing the reuse solvent inventory by $2.2 million. This was due to the supply contract termination as described in more detail below in our Results of Operations section. In the fourth quarter of fiscal 2008, we reported an impairment charge, reducing the reuse solvent and used oil inventory by $2.8 million. This was due to a sharp decline in crude oil prices which resulted in the market value for our reuse solvent declining below the historic (FIFO) values. In fiscal 2009, we depleted our excess inventory of reuse solvent and correspondingly eliminated the reserve. We continually monitor our inventory levels at each of our distribution locations and evaluate inventories for excess or slow-moving items. If circumstances indicate the cost of inventories exceed their recoverable value, inventories are reduced to net realizable value.

Share Based Compensation

We follow Financial Accounting Standards Board (“FASB”) guidance that requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the prospective method of application, which requires us to recognize compensation cost on a prospective basis. For share-based awards granted after January 1, 2006, we recognized compensation expense based on estimated grant date fair value. See “Fiscal 2009 versus Fiscal 2008 and Fiscal 2008 versus Fiscal 2007 — Selling, general, & administrative expenses” for a description of compensation expenses related to the stock options that were granted and which vested in connection with the offerings and the acceleration of vesting of common units granted to employees under our Key Employee Membership Interest Trust.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. No triggering events occurred during fiscal 2009 or the first quarter of 2010 and therefore impairment has not been tested.

New Accounting Pronouncements

Revenue Arrangements with Multiple Deliverables

In September 2009, the FASB ratified guidance for revenue arrangements with multiple deliverables. In absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, it requires companies to use an estimated selling price (“ESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual elements. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The proposed effective date of the draft abstract is for fiscal years beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. Since we will apply the requirements of this guidance on a prospective basis, we are continuing to evaluate its effect on our consolidated financial statements.

Fair Value Measurements and Disclosures

In January 2010, the FASB issued revised guidance which requires additional disclosures about items transferring into and out of Levels 1 and 2 in the fair value hierarchy. The revised guidance also requires additional separate disclosures about purchases, sales, issuances, and settlements relative to Level 3 measurements, and clarifies, among other things, the existing fair value disclosures about the level of disaggregation. This pronouncement is effective for interim and annual financial periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements relative to Level 3 measurements, which are effective for interim and annual financial periods beginning after December 15, 2010. We adopted these amendments in the first quarter of 2010 and the adoption did not have a material impact on the disclosures of our consolidated financial statements.

Subsequent Events

In February 2010, the FASB issued amended guidance regarding subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements upon issuance of this guidance.

On May 6, 2010, our shareholders voted and approved at our annual meeting an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 to 18,000,000. The amendment to the Amended and Restated Certificate of Incorporation was filed on May 14, 2010.

Results of Operations

General

The following table sets forth certain operating data as a percentage of sales for the periods indicated:

	Fiscal Year					First Quarter Ended
						March 28,	March 27,
	2007		2008		2009	2009	2010

Sales	100.0%		100.0%		100.0%	100.0%	100.0%
Cost of sales	25.5%		27.2%		26.5%	31.6%	25.0%
Cost of sales — inventory impairment	2.4	%(1)	2.6	%(2)	—	—	—
Gross profit	72.0%		70.2%		73.5%	68.4%	75.0%
Operating costs	48.6%		49.5%		52.8%	51.5%	52.1%
Selling, general, and administrative expenses	17.3%		18.7%		17.4%	16.2%	18.2%
Proceeds from contract termination	(3.3)%		—		—	—	—
Operating income	9.4%		2.1%		3.3%	0.7%	4.7%
Interest expense	1.6%		0.4%		0.0%	0.0%	—
Loss on disposal of fixed assets	—		—		0.2%	—	—
Income before income taxes	7.9%		1.7%		3.2%	0.7%	4.7%
Provision for income taxes	—		2.4%		1.3%	0.3%	2.0%
Net income(loss)(3)	7.9%		(0.7)%		1.8%	0.4%	2.8%
Pro forma net income(loss)(3)	4.6%		(1.0)%		1.8%	0.4%	2.8%

(1)	In fiscal 2007, we received $3.0 million from the termination of a contract with a customer of our used solvent who had failed to meet its volume purchase obligations. We recorded cost of sales of $2.2 million to reduce solvent inventories to net realizable value in connection with this settlement.

(2)	In fiscal 2008, we recorded an impairment charge, reducing the reuse solvent and used oil inventory value by $2.8 million. This charge was due to a sharp decline in crude oil prices which resulted in the market value for our reuse solvent declining below the historic (FIFO) values.

(3)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income does not give effect to taxes for periods prior to the reorganization and initial public offering. For comparison purposes, we have presented pro forma net income, which reflects income taxes assuming we had been a corporation since the time of our formation and assuming tax rates equal to the rates that would have been in effect had we been required to report tax expense in such years.

First Quarter of Fiscal 2010 Compared to First Quarter of Fiscal 2009

Sales.  For the first fiscal quarter of 2010, sales increased $0.2 million, or 1.0%, to $24.0 million from $23.8 million for the first fiscal quarter of 2009. We implemented a price increase in the fourth quarter of 2009 which contributed to some of the growth and we are also starting to see more revenue generating activity from our customers. Within the first fiscal quarter of 2010, the sales trend was positive, with sales increases for each successive four-week accounting period as opposed to declining sequential period sales in the first fiscal quarter of 2009.

At the end of fiscal 2009, we were operating 58 branch locations compared with 54 at the end of fiscal 2008. In the first fiscal quarter of 2010 we opened four new branches; and we now operate through 62 branch locations. There were 58 branches that were in operation during both the first fiscal quarter of 2010 and first fiscal quarter of 2009, which experienced flat same-branch sales over the course of these two fiscal quarters.

Cost of sales.  For the first fiscal quarter of 2010, cost of sales decreased $1.5 million, or 20.0%, to $6.0 million from $7.5 million for the first fiscal quarter of 2009. Cost of sales as a percentage of sales decreased to 25.0% in first fiscal quarter of 2010, from 31.6%, in the first fiscal quarter of 2009. We recorded costs of approximately $0.9 million during the first fiscal quarter of 2009 that related to declining crude oil prices. These costs in the first fiscal quarter of 2009, reflect the decline in the value of virgin solvent inventory held at our locations for use in our service programs which is valued at the lower of cost or market. In the first fiscal quarter of 2010, we recorded a benefit of $0.3 million to our cost of sales arising from increasing crude prices because we sold our reuse solvent at higher gross margins. The increase in crude prices during the first fiscal quarter of 2010 allowed us to sell reuse solvent at higher prices than the inventory value established at the end of 2009 when crude price and associated solvent products were at lower levels. In addition, solvent products that we use in servicing our customers were valued higher at the end of the first fiscal quarter of 2010 as they were returned by our customers for recycling.

Operating costs.  For the first fiscal quarter of 2010, operating costs increased $0.3 million, or 2.5%, to $12.5 million from $12.2 million for the first fiscal quarter of 2009. Cost cutting measures such as workforce efficiencies which were taken in fiscal 2009 to compensate for the decline in sales, continue to reduce our operating expenses; however the costs of diesel and transportation fuel surcharges were above the first fiscal quarter of 2009 levels. Additionally, we incurred branch labor, collection truck and facility costs in connection with new branches opened in the first fiscal quarter of 2010.

Selling, general, & administrative expenses.  For the first fiscal quarter of 2010, selling, general and administrative expenses increased $0.5 million, or 13.3%, to $4.4 million from $3.9 million for the first fiscal quarter of 2009. The increase was due to specific accrual adjustments for property taxes in the first fiscal quarter of 2009 and expense related to a sales tax audit in the first fiscal quarter of 2010. Additionally, the allocation of the Management Incentive Plan “MIP” bonus pool was increased in the first quarter of 2010 because it is aligned with the profitability of operations.

Interest expense.  There was zero interest expense in both the first fiscal quarter of 2010 and 2009 due to no debt outstanding during the fiscal quarters ending March 27, 2010 and March 28, 2009, respectively.

Provision for income taxes.  For the first fiscal quarter of 2010, the provision for income taxes increased $0.4 million, to $0.5 million from $0.1 million for the first fiscal quarter of 2009. The increase was a result in the increase in taxable income. Our effective tax rate in the first fiscal quarter of 2010 was 41.9%, compared to 40.5% in the first fiscal quarter of 2009. Our effective tax rate in the first fiscal quarter of 2010 was slightly elevated compared to the first fiscal quarter of 2009 due to a higher blended state income tax rate.

Fiscal Year 2009 Compared to Fiscal 2008

Sales.  For fiscal 2009, sales decreased $9.7 million, or 9.0%, to $98.4 million from $108.1 million for fiscal 2008. Fiscal 2009 reported sales for 52 weeks compared to fiscal 2008 which reported sales for 53 weeks. The effect of the U.S. recession caused many of our customers to produce less waste and to put off deferrable services to a greater degree than we have seen in past recessions, and this eliminated our sales growth.

At the end of fiscal 2009, we were operating 58 branch locations compared with 54 at the end of fiscal 2008. There were 54 branches that were in operation during both the fiscal years of 2009 and fiscal 2008, which experienced a decline in same-branch sales of $11.6 million, or 10.7%. Excluding the 4 branches in this group that gave up customers to new branch openings, the remaining 50 branches experienced a decline in same-branch sales of $8.9 million, or 9.1%.

Fuel surcharges decreased sales year-over-year by $1.1 million in fiscal 2009. This decrease was a direct result of lower energy prices as compared to fiscal 2008.

Cost of sales.  For fiscal 2009, total cost of sales decreased $6.2 million, or 19.2%, to $26.0 million from $32.2 million for fiscal 2008. Cost of sales as a percentage of sales decreased to 26.5%, from 29.8%, in fiscal 2008. Although our cost structure has returned to levels seen prior to 2008, we recorded costs of approximately $1.0 million during the first quarter of 2009 that was related to the decline in the price of crude oil. For the remainder of fiscal 2009, we were able to benefit from the sale of reuse solvent inventory that was marked down to market value at the end of fiscal 2008 due to the decline in reuse solvent values. This benefit, however, was not as great as the benefit from the first three quarters of fiscal 2008 when we sold reuse solvent at prices in excess of their carrying inventory value. During the fourth fiscal quarter of 2008, the steep decline in solvent values led to reductions in the value of these solvent inventories. As a result, we incurred a $2.8 million non-cash inventory impairment charge related to valuing our reuse solvent and used oil inventory which is held for sale to market value, as a result of the decline in crude oil prices. We also recorded unusually high solvent costs of approximately $1.7 million during the fourth quarter of fiscal 2008 that were also related to the decline in crude oil prices. These increased costs reflect the revaluation of reuse solvent recovered from customers and virgin solvent inventory held at our locations for use in our service programs, both of which must be valued at the lower of cost or market. In total, declining inventory values in the fourth fiscal quarter of 2008 led us to incur approximately $4.5 million of cost. Although there was an increase in energy prices in the first half of 2009, compared to last year, the volatility in solvent prices has been much less, with correspondingly smaller impact on our financial results.

Operating costs.  For fiscal 2009, operating costs decreased $1.6 million, or 3.0%, to $51.9 million from $53.5 million for fiscal 2008. Although certain cost cutting measures such as workforce efficiencies were taken earlier in fiscal 2009 to compensate for the decline in sales, operating costs as a percentage of sales increased 3.3% due to the reduced leveraging of fixed costs. Additionally, we incurred branch labor, collection truck and facility costs that are associated with new branches opened early in fiscal 2009. Diesel fuel decreased along with the reduction in energy prices in fiscal 2009 compared to fiscal 2008.

Selling, general, & administrative expenses.  For fiscal 2009, selling, general and administrative expenses decreased $3.1 million, or 15.3%, to $17.1 million from $20.2 million for fiscal 2008. The decrease was due to $3.2 million of expense for employee stock options which were granted at the time of our initial public offering in March 2008 and vested immediately along with the vesting of certain Key Employee Membership Interest Trust “KEMIT” units in fiscal 2008. Additionally, in fiscal 2009, the allocation of the Management Incentive Plan “MIP” bonus pool was reduced because it is aligned with the profitability of operations. This was partially offset by the fact that in fiscal 2009, we incurred a full year of public company costs compared to only three full quarters in fiscal 2008 along with the loss on disposal of fixed assets.

Interest expense — net.  For fiscal 2009, interest expense decreased by $0.4 million, or 99.3%, to approximately zero from $0.4 million for fiscal 2008. The decrease was due to the reduction in our total debt outstanding in connection with our initial public offering in March 2008 in which the proceeds were used to pay down debt.

Provision for income taxes.  For fiscal 2009, provision for income taxes decreased $1.3 million, or 50.0%, to $1.3 million from $2.6 million for fiscal 2008. Our effective tax rate in fiscal 2009 was 42.5%, compared to 144.6% in fiscal 2008. In fiscal 2008, we incurred a one-time charge to earnings of $2.2 million reflecting the net deferred tax assets and deferred tax liabilities at the time of the reorganization of the LLC to a ‘C’ corporation as described above in “— Our History.” This charge did not reoccur in fiscal 2009.

Our overall effective tax rate in fiscal 2009 was slightly elevated primarily due to a revised higher expected blended state income tax rate. The higher expected blended state income tax rate increased as a percentage of income due to some states that base their state tax rates primarily on gross receipts.

Fiscal 2008 Compared to Fiscal 2007

Sales.  For fiscal 2008, sales increased $18.4 million, or 20.5%, to $108.1 million from $89.7 million for fiscal 2007. Fiscal 2008 reported sales for 53 weeks compared to fiscal 2007 which reported sales for 52 weeks. This is somewhat less than the sales growth we reported in prior quarters, and reflects the impact on our business of the start of the economic recession.

At the end of fiscal 2008, we were operating 54 branch locations compared with 48 at the end of fiscal 2007. There were 47 branches that were in operation during both the fiscal years of 2008 and fiscal 2007, which experienced same-branch sales growth of $14.8 million, or 18.1%. Excluding the 5 branches in this group that gave up customers to new branch openings, the remaining 42 branches experienced same-branch sales growth of 18.3%.

Fuel surcharges increased sales year-over-year by $0.9 million in fiscal 2008. These increases occurred primarily in the last half of fiscal 2008 to mitigate higher costs for virgin solvent, diesel fuel and transportation. Fuel and transportation costs decreased over the final months of the year as did surcharges billed to our customers. Solvent prices also declined, and we incurred charges to our cost of sales for inventory impairment on product held for sale as well as reductions to the lower cost on inventories used in operations.

Cost of sales.  For fiscal 2008, total cost of sales increased $7.1 million, or 28.3%, to $32.2 million from $25.1 million for fiscal 2007. Cost of sales as a percentage of sales increased in fiscal 2008 to 29.8% from 28.0% in fiscal 2007. We incurred a $2.8 million non-cash inventory impairment charge during fiscal 2008 related to valuing our reuse solvent and used fuel oil inventory which is held for sale to market value, as a result of the decline in crude oil prices. Beyond this inventory impairment charge, we also recorded unusually high solvent costs of approximately $1.7 million during the fourth fiscal quarter of 2008 that were also related to the declining prices. These increased costs reflect the revaluation of solvent recovered from customers and virgin solvent inventory held at our locations, for use in our service programs, both of which must be valued at the lower of cost or market. During the fourth fiscal quarter of 2008, the steep decline in solvent values led to reductions in the value of these solvent inventories. In total, declining inventory values in the fourth fiscal quarter of 2008 led us to incur about $4.5 million of cost.

Benefits we gained earlier in the first three quarters of fiscal 2008 by selling reuse solvent at higher prices than lower, historical cost were more than offset by the lower cost of market adjustment of reuse solvent and used oil inventory in the fourth quarter of fiscal 2008. In the first quarter of fiscal 2007, we received $3.0 million from the termination of a contract for our used solvent with a customer who had failed to meet their volume purchase obligations in 2006. We recorded an impairment charge of $2.2 million in fiscal 2007 to reduce solvent inventories to net realizable value in connection with this settlement.

Operating costs.  For fiscal 2008, operating costs increased $9.9 million, or 22.8%, to $53.5 million from $43.6 million for fiscal 2007. Operating costs, including branch labor and collection truck costs, increased as a percentage of sales as the improved efficiency in our branch network due to our gaining route density and scale in established markets was more than offset by increased diesel fuel and transportation costs.

Selling, general, & administrative expenses.  For fiscal 2008, selling, general and administrative expense increased $4.6 million, or 29.8%, to $20.2 million from $15.6 million for fiscal 2007. Selling, general and administrative expenses included employee share-based compensation charges of $3.2 million related to employee stock options granted at the time of our initial public offering which vested immediately and also related to the vesting of certain Key Employee Membership Interest Trust “KEMIT” units and additional costs associated with being a public company which include among others, Board of Directors compensation and insurance, incremental legal and accounting fees and Sarbanes-Oxley consulting services.

Proceeds from Contract Termination.  In the first quarter of fiscal 2007, we received $3.0 million from the termination of a contract for our used solvent with a customer who had failed to meet their volume purchase obligations. We recorded cost of sales of $2.2 million to reduce solvent inventories to net realizable value in connection with this settlement. Please refer to the above discussion related to cost of sales — inventory impairment for more information.

Interest expense — net.  For fiscal 2008, interest expense decreased by $1.0 million, or 71.0%, to $0.4 million from $1.4 million for fiscal 2007. The decrease was due to our reduction of total debt outstanding using the cash proceeds received from our initial public offering in March 2008.

Provision for income taxes.  In connection with our initial public offering, we reorganized our corporate legal structure from a limited liability company to a ‘C’ corporation. As a limited liability company, we were not subject to federal or state corporate income taxes and as such had not incurred any historical taxes. For comparison purposes, we have presented pro forma net income, which reflects income taxes assuming we had been a corporation since the time of our formation and assuming tax rates equal to the rates that would have been in effect had we been required to report tax expense in such years. A one-time charge to earnings of

$2.2 million was recorded in the first fiscal quarter of 2008 reflecting the net deferred tax assets and deferred tax liabilities at the time of the reorganization of the LLC to a ‘C’ corporation.

Quarterly Results

The following table sets forth our unaudited quarterly consolidated statement of operations data for the fiscal years 2008 and 2009 and the first quarter of fiscal 2010. Our fiscal year ends the Saturday closest to December 31. Fiscal year 2008 consisted of 53 weeks and fiscal year 2009 consisted of 52 weeks. Our convention with respect to reporting periodic financial data is such that each of our first three fiscal quarters consist of twelve weeks while our last fiscal quarter consists of sixteen or seventeen weeks. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management’s opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the quarters presented. Historically, our sales and operating results have varied from quarter to quarter and are expected to continue to fluctuate in the future. These fluctuations have been due to a number of factors, including those identified in this prospectus under the caption “Risk Factors.” Our operating results for any historical quarter are not necessarily indicative of results for any future period.

	Fiscal 2008				Fiscal 2009				Fiscal 2010
	First	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter(1)	Quarter	Quarter	Quarter	Quarter(2)	Quarter
	(Dollars in thousands)

STATEMENT OF OPERATIONS DATA:
Sales	$22,997	$24,838	$25,646	$34,661	$23,756	$22,401	$22,284	$29,957	$24,005
Cost of sales	6,285	5,630	6,020	11,494	7,497	5,239	5,553	7,751	6,006
Cost of sales — inventory impairment(3)	—	—	—	2,778	—	—	—	—	—

Gross profit	16,712	19,208	19,626	20,389	16,259	17,162	16,731	22,206	17,999
Operating costs	11,516	12,601	12,523	16,857	12,239	12,094	11,772	15,836	12,495
Selling, general, and administrative expenses	6,631	4,132	4,278	5,179	3,852	3,979	3,834	5,471	4,364

Operating income	(1,435)	2,475	2,825	(1,647)	168	1,089	1,125	899	1,140
Interest expense	353	19	24	13	—	—	3	—	—
Loss on disposal of fixed assets — net	—	—	—	—	—	59	100	—	—
Provision for income taxes	980 (4)	1,047	1,179	(588)	68	428	453	377	478

Net income (loss)(4)	$(2,768)	$1,409	$1,622	$(1,072)	$100	$602	$569	$522	$662

Pro forma net income (loss)(4)	$(3,638)	$1,409	$1,622	$(1,072)	$100	$602	$569	$522	$662
OTHER OPERATING DATA:
Average sales per working day	$390	$421	$442	$433	$395	$379	$382	$393	$400
Number of branches at end of fiscal quarter	54	54	54	54	58	58	58	58	62

(1)	Reflects a seventeen week quarter.

(2)	Reflects a sixteen week quarter.

(3)	In the fourth quarter of fiscal 2008, we recorded an impairment charge, reducing the reuse solvent and used oil inventory value by $2.8 million. This charge was due to a sharp decline in crude oil prices which resulted in the market value for our reuse solvent declining below the historic (FIFO) values.

(4)	On March 12, 2008, the date of our initial public offering, we reorganized our corporate legal structure from a limited liability company to a corporation. As a limited liability company, we were not subject to Federal or state corporate income taxes. Therefore, net income does not give effect to taxes for periods prior to the reorganization and initial public offering. For comparison purposes, we have presented pro forma net income, which reflects income taxes assuming we had been a corporation since the time of our formation and assuming tax rates equal to the rates that would have been in effect had we been required to report tax expense in such years.

Liquidity and Capital Resources

Cash and Cash Equivalents

We had $1.1 million of cash and cash equivalents at the end of fiscal 2009 and $1.4 million at the end of the first quarter of 2010. Our primary sources of liquidity are cash flows from operations and funds available to borrow under our bank credit facility. Prior to fiscal 2008, we had historically financed our operations primarily through the private placement of preferred equity securities, borrowings from banks and investors and through funds from operations. In March 2008, we raised net proceeds of $33.2 million from an initial public offering and concurrent direct placement. These net proceeds include offering costs of $0.9 million paid prior to fiscal year end 2007 and include approximately $1.0 million of offering costs paid subsequent the initial public offering. The proceeds were used to reduce borrowings under our bank credit facility, which included $10.9 million borrowed in March 2008 used to pay preferred members for an accrued return on preferred units as part of the reorganization described above under “Our History.”

Our bank credit facility provides for borrowings of up to $30.0 million. On December 14, 2009, we amended the bank credit facility to extend the maturity date of the bank credit facility to December 14, 2012 and increased the available borrowings from $25.0 million to $30.0 million. Amounts borrowed under the bank credit facility are secured by a security interest in substantially all of our tangible and intangible assets. There is a maximum amount of $1.0 million of standby letters of credit that can be issued and the issuance of the standby letters of credit reduces the amount of total borrowings available. As of March 27, 2010 and January 2, 2010, $0.2 million and $0.2 million of standby letters of credit were outstanding, respectively. As of March 27, 2010 and January 2, 2010, $29.8 million and $29.8 million were available under the bank credit facility, respectively. Under the terms of our bank credit facility, borrowings will bear interest at the prime rate plus 25 basis points, unless the total leverage ratio is greater than or equal to 2.75 to 1. If the total leverage ratio is greater than or equal to 2.75 to 1, the rate would be the prime rate plus 50 basis points. We also have the option to lock in a portion of our borrowing at the prevailing LIBOR rate plus a variable margin of between 2.0% and 3.0% depending on our leverage ratio. The bank credit facility requires us to consult with the bank on certain acquisitions and includes a prohibition on the payment of dividends. In addition, our bank credit facility contains a number of financial covenants that are based on our EBITDA for the trailing fiscal year, including a maximum total leverage ratio of 3.25 and a minimum interest coverage ratio of 3.5. In addition, the bank credit facility requires that we maintain a minimum tangible net worth of an amount equal to $42.0 million plus 75% of our aggregate net income after taxes earned each quarter subsequent to December 14, 2009, taking into account certain additional calculations and limits our capital expenditures to $10.0 million for any fiscal year. The weighted average effective interest rate for amounts outstanding was 3.25% and 6.58% at January 2, 2010 and January 3, 2009, respectively. We did not have any amounts outstanding under our bank credit facility during the first quarter of fiscal 2010.

In the first quarter of 2010, we announced that we were planning to develop a used oil re-refinery. The re-refinery is being designed to process up to 50 million gallons per year of used oil feedstock and produce up to 30 million gallons per year of lubricating base oil. The estimated capital cost of the project is approximately $40 million and we expect that the operation of the re-refinery will increase our working capital requirements by $5 million to $10 million. Our credit facility restricts our ability to incur or be obligated to make more than $10 million of capital expenditures in a fiscal year, provided that, pursuant to an amendment dated May 14, 2010, $42 million of capital expenditures with respect to the re-refinery would not be subject to this $10 million limitation. The re-refinery is expected to begin operating at partial capacity during 2012. As of March 27, 2010, $0.9 million has been spent and capitalized in connection with our construction of the re-refinery. During fiscal 2010 and 2011, we plan to roll out additional used oil collection routes to increase the volume of used oil that we collect and we estimate that we will incur roughly $1.0 million to $1.5 million of net expense, respectively, related to the roll out.

At January 2, 2010, our working capital was $16.8 million compared to $19.2 million at January 3, 2009. This decrease was mostly due to a decline in accounts receivable of approximately $2.7 million and a decline in inventory of $0.8 million. Also during the year, accounts payable declined by $1.0 million, which was partially offset by the increase in cash of $0.8 million. At March 27, 2010, working capital was $17.2 million. The increase is due to higher accounts receivable balances reflecting the increase in sales and higher inventory value due to rising crude oil prices.

Capital expenditures and software costs for fiscal 2007, 2008, 2009 and the first quarter of fiscal 2010 were $9.0 million, $5.2 million, $9.7 million and $1.4 million, respectively. In the first quarter of fiscal 2010, $0.3 million has been spent and capitalized in connection with our re-refining project. During fiscal 2009, we acquired the industrial real estate in which we were a tenant in Indianapolis, Indiana for $3.5 million. Approximately $3.7 million of the capital expenditures in fiscal 2009 were for purchases of parts cleaning machines compared to $3.4 million in fiscal 2008 and $3.5 million in fiscal 2007. The remaining $2.5 million in fiscal 2009 was for other items including office equipment, leasehold improvements, software and intangible assets, compared to $1.8 million in fiscal 2008 and $0.7 million in fiscal 2007. The increase in fiscal 2009 compared to fiscal 2008 also includes $0.6 million spent on the exploration and development of our proposed used oil re-refinery. Otherwise, capital expenditures in fiscal 2009 compared to fiscal 2008 and fiscal 2007 were mostly flat in our parts cleaning and containerized waste business. Fiscal 2007 capital expenditures include $4.8 million for the completion of our solvent recycling tower.

Net cash provided by operations was $9.5 million, $4.7 million, $10.3 million, $3.1 million and $1.6 million in fiscal 2007, fiscal 2008, fiscal 2009 and the first quarter of fiscal 2009 and 2010, respectively. The increased net cash provided reflects our increased net income and reductions of our accounts receivable and inventory balances, share-based compensation and prepaid and other current assets. The net cash provided by operations in fiscal 2007 reflects the termination of a contract and one-time benefit.

Net cash used in investing activities was $9.0 million, $5.2 million, $9.7 million, $1.3 million and $1.4 million in fiscal 2007, fiscal 2008, fiscal 2009 and the first quarter of fiscal 2009 and 2010, respectively. The increase in fiscal 2009 from fiscal 2008 was primarily due to the capital expenditures for our purchase of the industrial real estate in Indianapolis, Indiana and amounts spent on the exploration and development of our proposed used oil re-refinery. The decrease in fiscal 2008 compared to fiscal 2007 was primarily due to the higher capital expenditures in fiscal 2007 for our solvent recycling system.

Net cash provided by (used in) financing activities was $(0.4) million, $0.4 million, $0.2 million, $0.1 million and $0.1 million in fiscal 2007, fiscal 2008 and fiscal 2009 and the first quarter of fiscal 2010, respectively. In March 2008, we raised net proceeds of $33.2 million from an initial public offering and concurrent direct placement. These net proceeds included offering costs of $0.9 million paid prior to fiscal year end 2007 and include approximately $1.0 million of offering costs paid subsequent the initial public offering. The proceeds were used to reduce borrowings under our bank credit facility, which included $10.9 million borrowed in March 2008 used to pay preferred members for an accrued return on preferred units as part of the reorganization.

We believe that our existing cash, cash equivalents and available borrowings as well as net proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We cannot assure you that this will be the case or that our assumptions regarding sales and expenses underlying this belief will be accurate, especially given the current economic conditions. If in the future, we require more liquidity than is available to us under our bank credit facility, we may need to raise additional funds through debt or equity offerings. Adequate funds may not be available when needed or may not be available on terms favorable to us, especially given the current tightening of the financial credit markets. If additional funds are raised by issuing equity securities, dilution to existing stockholders may result. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, and would also require us to fund additional interest expense. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. It is possible that we may delay or cancel the re-refinery project for one or more reasons including, without limitation, a significant drop in the price of oil or a determination that the re-refinery will not generate the benefits to our growth that we currently anticipate. If we delay or cancel the re-refinery project, we intend to use the net proceeds from the sale of our common stock in the offering for general corporate purposes, including to fund working capital and other capital expenditures as well as fund potential acquisitions.

Contractual Obligations

Our contractual commitments consist of operating leases and short-term purchasing commitments. We anticipate that we will experience an increase in our debt obligations, capital expenditures and lease commitments consistent with our anticipated entry into the used oil re-refining industry and growth in operations, infrastructure and personnel and additional resources devoted to building our network of hubs and branches.

The following table summarizes our existing obligations as of March 27, 2010.

Payments Due by Fiscal Year
(Dollars in thousands)

Contractual
Obligations	Total	2010	2011	2012	2013	2014	Thereafter

Operating lease obligations(1)	$27,478	$7,667	$6,579	$5,483	$3,779	$2,341	$1,629
Purchase obligations(2)	$5,419	$5,419	—	—	—	—	—

Total	$32,897	$13,086	$6,579	$5,483	$3,779	$2,341	$1,629

(1)	We lease office space, equipment and vehicles under noncancelable operating lease agreements which expire through 2017.

(2)	Our purchase obligations are open purchase orders as of March 27, 2010, and include capital expenditures relating to the construction of our used oil re-refinery and for solvent and machine purchases and disposal expense.

We offer a guarantee for our services. To date, costs relating to this guarantee have not been material.

Off-Balance Sheet Arrangements

As of the end of the first quarter of fiscal 2010, we had no off-balance sheet arrangements, other than operating leases reported above under “— Contractual Obligations.”

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to interest rate risks primarily through borrowings under our bank credit facility. Interest on these borrowings is based upon variable interest rates. Our weighted average borrowings under our bank credit facility during fiscal 2009 were $0.1 million and the annual effective interest rate for fiscal 2009 was 3.25%. We currently do not hedge against interest rate risk. Based on the foregoing, a hypothetical 1% increase or decrease in interest rates would have resulted in a $1,000 change to our interest expense in fiscal 2009.

BUSINESS

Overview

Based on revenues, we believe that we are the second largest provider of parts cleaning services in the U.S. and a leading provider of containerized waste services that focuses on small and mid-sized customers. Our services allow our customers to outsource their handling and disposal of parts cleaning solvents as well as other containerized waste. Many of these substances are subject to extensive and complex regulations, and mismanagement can result in citations, penalties, and substantial direct costs, both to the service provider and also to the generator. We allow our customers to focus more on their core business and devote fewer resources to industrial and hazardous waste management and, more specifically, the related administrative burdens.

We offer an integrated suite of industrial and hazardous waste services including parts cleaning, containerized waste management, used oil collection and vacuum truck services. In each of our services, we have adopted innovative approaches to minimize the regulatory burdens for our customers and have made “ease of use” of our services and products a priority. Our company has implemented two different programs whereby our customers’ used solvent may be excluded from the EPA’s definition of hazardous waste. In our non-hazardous program, we provide our customers an alternative parts cleaning solvent not included in the definition of hazardous waste due to its increased flashpoint (the minimum temperature at which vapors from the solvent will ignite when tested under specified laboratory conditions). In our product reuse program, we sell used solvent as an ingredient for use in the manufacture of asphalt roofing materials.

Industry Overview

We operate within the U.S. market for industrial and hazardous waste services, which we believe is an $8 billion market. Specifically, we focus on the parts cleaning, containerized waste, used oil services and vacuum services areas of the industrial and hazardous waste services markets. We estimate the markets in which we currently participate represent a $6 billion market opportunity, of which approximately $1 billion represents the increase in the market potential if the used oil re-refining market is included. Based on U.S. Census Bureau 2007 Economic Census Data, there are 800,000 establishments in the U.S. engaged in either manufacturing or vehicle maintenance. These establishments have a need to remove grease and dirt from machine and engine parts with solvent, and include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. These businesses also generate waste materials such as used oil or waste paint that generally cannot be discarded as municipal trash or poured down a standard drain.

Parts cleaning machines and solvent are used by mechanics in industrial plants and automotive technicians in garages to clean dirty machine parts. Through use, the solvent becomes contaminated with oil and sediment and must be replaced, typically every 4 to 12 weeks. This replacement of solvent is subject to environmental regulations prohibiting disposal with municipal trash or by pouring down the drain. Because the management of these wastes is subject to constantly changing regulatory requirements, most businesses need specialized knowledge to prepare required paperwork, maintain records and ensure compliance with environmental laws. While large businesses, which generate substantial volumes of industrial and hazardous wastes, generally find it more efficient to employ a staff of highly trained employees to manage this waste and ensure their compliance with the numerous federal, state and local regulations that surround the proper handling of these materials, small and mid-sized businesses that generate lesser quantities of waste often cannot justify such personnel investments. Small and mid-sized businesses typically prefer to outsource these services to providers that can assist them in their disposal of used solvent as well as other wastes, including used oil, waste paint, used oil filters, discarded fluorescent light tubes and other materials subject to regulations designed to protect the environment from pollution.

We believe that the national market for industrial and hazardous waste services in which we compete continues to grow. We believe demand for our services is driven by stable demand for parts cleaning and containerized waste services, supported by potential growth in other services that result from new environmental regulations or new product developments. Opportunities to take advantage of trends toward outsourcing specialized waste services continue to present themselves as businesses choose to use full-service third party vendors in order to focus their resources on their core business.

Through our used oil collection services, we compete in the used oil collection market. Automotive shops generate used oil as a result of performing oil change activities on passenger cars and trucks. Industrial plants also generate used oil, often as a result of changing lubricants used in heavy machinery. Environmental regulations prohibit the disposal of used oil into sewers or landfills, so most commercial generators arrange to have their used oil picked up periodically by a used oil collector. We believe that there are approximately 1.4 billion gallons of used oil generated in the U.S. annually, of which approximately 1.0 billion gallons are collected, with the difference being lost due to improper management and disposal. Roughly 80% of the 1.0 billion gallons that is collected is sold as fuel to asphalt plants, steel mills, and other energy users and is often sold at a discount to prices for other fuels such as natural gas. The remaining 20% of the 1.0 billion gallons is processed by re-refiners and converted into lubricating oil that is typically sold for higher prices than used oil fuels.

In the future, we intend to operate a used oil re-refinery and produce and sell lubricating base oil. Approximately 2.5 billion gallons of lubricating oils are sold in the U.S. annually, and lubricating base oil is the constituent that makes up the vast majority of this volume. Most lubricating base oil is produced at refineries that process crude oil, and lubricating base oil is just one of the products of the refining process along with gasoline, diesel fuel, jet fuel, asphalt, and other hydrocarbon products. Major refining companies such as Exxon and Shell produce a large share of the total U.S. base oil output, and they use some of this material in producing their own branded lubricant products and they also sell lubricating base oil to other firms that focus on the blending and packaging of lubricants. Historically, lubricating base oil has been sold for prices based on the market price of the crude oil feedstock plus a premium. Re-refined base oil is typically sold at a slight discount to virgin base oil.

The Crystal Clean Solution

Through our network of 62 branches, we provide parts cleaning and industrial waste removal services to over 41,000 active customer locations. During fiscal 2009, we performed more than 250,000 parts cleaning service calls. Our services allow our customers to outsource their handling and disposal of parts cleaning solvent and other wastes and related administrative responsibilities to us. We believe these services are highly attractive to customers, who value features such as assistance in preparing waste manifests and drum labels, and regularly-scheduled service visits to check inventories and remove accumulated waste. Our focus is to meet the service requirements of small and mid-sized clients, which we define as firms that generally spend less than $50,000 per year on industrial and hazardous waste services. Small and mid-sized clients have needs that are often highly differentiated from the needs of larger accounts. We believe that our company is structured to meet these particular needs. Our sales are generated primarily from providing parts cleaning and waste removal services for our clients, which accounted for approximately 94.6% of our sales for fiscal 2009. We also generate a minimal amount of sales from the sale of used oil we collect from our clients, which accounted for the remaining 5.4% of our fiscal 2009 sales.

In the parts cleaning industry, used solvent generated by parts cleaning customers is typically classified as a “hazardous waste” (a term defined in the regulations of the United States Environmental Protection Agency or “EPA”), but our company has implemented two different programs whereby our customers’ used solvent may be excluded from the definition of hazardous waste. In our non-hazardous program, we provide our customers with an alternative solvent not included in the EPA’s definition of hazardous waste due to its higher flashpoint (the minimum temperature at which vapors from the solvent will ignite when tested under specified laboratory conditions), and then we recycle that solvent using our state-of-the-art distillation column. In our product reuse program, we sell used solvent as an ingredient for use in the manufacture of asphalt roofing materials. These two programs not only simplify the management of used solvent generated by our customers, but also reduce the total volume of hazardous waste generated at many of our customers’ locations. This can allow the client to achieve a lower “generator status” with the EPA and thereby reduce its overall regulatory burden. For example, a customer who was previously a Large Quantity Generator under EPA regulations, after switching to either our non-hazardous program or our reuse product program for parts cleaning, may become eligible to be reclassified as a Conditionally Exempt Small Quantity Generator, which could significantly reduce the number of required reports and inspections at its facility.

Through our used oil collection service, we collect the used oil generated by our customers when they replace used lubricating oil in vehicles and machinery. Most customers store the used oil that they generate in tanks, which must be emptied regularly to mitigate the risk of overflow or termination of their oil change activities. As a result, these customers have a greater need for timely used oil service than with most of our other programs. We have designed our services to deliver regularly-scheduled pickups and we also have the capability to respond to unscheduled requests on short notice. In the future, we intend to operate our own used oil re-refinery, and this will enable us to provide our customers with the satisfaction that their used oil is re-refined into new lubricants using the approach cited as preferred by the U.S. EPA, and will allow them to achieve waste minimization objectives more readily than if their used oil is burned for energy recovery.

Competitive Strengths

Based on revenues, we believe that we are the second largest provider of parts cleaning services in the U.S. and a leading provider of containerized waste services targeting small and mid-sized customers. From our current base of 62 branch locations, we implement an organized and disciplined approach to increasing our market share, taking advantage of the following competitive strengths:

Large and Highly Diverse Customer Base.  Our focus on small and mid-sized businesses has enabled us to attract a variety of customers engaged in a range of businesses spread across the spectrum of the manufacturing, vehicle service, and transportation industries. Our customer base consists of over 41,000 active customer locations. In fiscal 2009, our largest single customer represented less than 2% of our annual sales, and our largest ten customers represented approximately 6.2% of our annual sales. This diverse customer base helps insulate us from disruption caused by the possible loss of a single large account.

Innovative Services that Reduce Customers’ Regulatory Burdens.  We have designed our service programs to meet the needs of our target customers. In particular, these customers desire to minimize their regulatory compliance burdens and we have developed innovative methods to help our customers achieve this objective. For example, we have created two parts-cleaning service programs which each exempt our customers from certain hazardous waste regulations and filing requirements:

•	Non-hazardous Program for Parts Cleaning. In our non-hazardous program for parts cleaning, we provide our customers with an alternative solvent that is not included in the EPA’s definition of hazardous waste due to its increased flashpoint, and we educate each participating customer to prevent harmful contaminants from being added to the solvent during use. Because of the reduced solvent flammability, as long as the customer doesn’t add toxic or flammable contaminants during use, neither the clean solvent that we supply nor the resulting used solvent generated by customers participating in our non-hazardous program for parts cleaning is classified as hazardous waste by the EPA and as a result can be managed as non-hazardous waste. After we collect the used solvent from customers participating in our non-hazardous program for parts cleaning, we recycle it via distillation for re-delivery to our parts cleaning customers, while at the same time minimizing the burdensome hazardous waste regulations faced by our customers. In order to most efficiently operate our non-hazardous program for parts cleaning, we have built a solvent recycling system at our Indianapolis hub capable of recycling up to 6 million gallons per year of used solvent generated by customers participating in our non-hazardous program.

•	Product Reuse Program for Parts Cleaning. Rather than managing used solvent as a waste, we have developed a program that uses the solvent as an ingredient in the manufacture of asphalt roofing materials. Used solvent generated by customers participating in our product reuse program for parts cleaning is sold as a direct substitute for virgin solvent that is otherwise used in the asphalt manufacturing process. Because the used solvent is destined for reuse, it is not deemed a waste, and therefore it is not subject to hazardous waste regulations. To enhance the marketing of these programs, in the past 20 years we and our predecessor Heritage Environmental Services have voluntarily obtained concurrence letters from more than 30 state environmental agencies to validate this approach.

Excellent Customer Service.  Since our founding, we have instilled a standardized, sales-oriented approach to our customers across our branch network. Our branch personnel are focused on local sales and service delivery, and a significant portion of their compensation is linked to sales growth and new business development. In order to achieve this sales growth, our personnel understand that they must retain existing business, which is best achieved by providing a very high level of customer service. Our high quality service leads to high customer satisfaction, customer retention, cross-selling opportunities, and referrals to new prospects. During fiscal 2009, approximately 88% of our sales were generated from customers that we also served during fiscal 2008.

Experienced Management Team.  Our management team has substantial experience in the industry and possesses particular expertise in the small to mid-sized customer segment. The management team also has industry-leading experience in the used oil re-refining industry. Our senior managers have on average more than 20 years of industry experience and our middle managers have on average more than 10 years of experience. Many of our managers held key positions with Safety-Kleen between 1986 and 1998 during which time Safety-Kleen grew from $255 million to over $1.0 billion in annual revenue.

Cost-Efficient Branch Rollout Model.  Our branch model allows us to consolidate operational and administrative functions not critical to sales and service at either a regional hub or our headquarters. This model has been the foundation for our new branch rollout during the past ten years, as we have expanded from 14 to 62 branches, and we expect to extend this model to new locations. Furthermore, as we grow within each branch, we improve our route density, which is an important contribution to profitability in our business.

Growth Strategies

We intend to grow by providing environmental solutions that meet the needs of our customers. We have several different strategies to accomplish this and they include:

Same-Branch Sales Growth.  We seek to generate year-over-year growth in existing markets by obtaining new customers and by cross-selling multiple services to existing customers. Our sales and marketing strategy includes providing significant incentives to our field sales and service personnel to find and secure new business. These incentives include commission compensation for individuals and managers, as well as prize awards and contests at the individual and team level. Our company culture is designed to consistently emphasize the importance of sales and service excellence, and to build and maintain enthusiasm that supports continued sales success. Additionally, we intend to drive profitability by leveraging fixed costs against incremental sales growth at our existing branches.

Expanded Service Offerings.  All of our branches currently offer parts cleaning and containerized waste management services. Other services that we provide, including used oil collection services and vacuum truck services, are currently offered in less than half of our branch locations. As part of our effort to enter the used oil re-refining industry, we intend to accelerate the number of branches providing used oil collection services. As our business grows and we achieve sufficient market penetration, we expand the number of services offered at our branches. We also have other new business programs in various stages of development and these have the potential to be offered through our branch locations in the future.

Geographic Expansion.  We currently operate from 62 branch locations that offer our parts cleaning and containerized waste management services to customers in 39 states and the District of Columbia. We have historically been able to install new branches at a relatively low cost. Within the contiguous United States, we believe that there are opportunities to open more branches and provide convenient local service to additional markets. In the future, we believe that there will be opportunities to offer our services in international markets as well.

Selectively Pursue Acquisition Opportunities.  Our management team has significant experience in identifying and integrating acquisition targets. During the past nine years, we have successfully acquired the assets of several small competitors. Given the number of small competitors in our business, there are generally multiple acquisition opportunities available to us at any given time. Our growth plan is not dependent on acquisitions, but we will continue to pursue complementary acquisitions that leverage our established infrastructure.

Development of Used Oil Re-refinery

We have recently announced plans to develop a used oil re-refinery to convert used oil into re-refined lubricating base oil. We collect used oil from our customers as part of our core service offerings, and we typically sell the used oil we collect today as a fuel. Our development of a used oil re-refinery will enable us to increase the resale value of the used oil we collect, which we believe will improve our margins and provide us with a significant competitive advantage over most other used oil collectors.

We believe that the development of a used oil re-refinery fits into our strategic growth plans for the following reasons:

•	We expect that the used oil we will collect from our customers will supply a significant portion of the used oil to be processed at the re-refinery because this service is needed by almost all of our current and target customers. Our network of 62 branches provides us with an opportunity to efficiently collect used oil from a broad geographic area for re-refining.

•	We believe that a strong demand for re-refining capabilities exists since we estimate that only 20% of the one billion gallons of used oil collected in North America is routed to re-refining due to a lack of used oil re-refining capacity.

•	Re-refining is a preferred approach to used oil management based on a variety of environmental considerations, including resource recovery and reuse, energy efficiency and pollution prevention. Re-refining of used oil recovers more of the economic value of the resource than alternative methods such as burning for energy recovery.

•	We have extensive experience with the design, construction and operation of used oil re-refineries as several members of our management were significant contributors to the development of approximately 75% of the used oil re-refining capacity in North America while employed at Safety-Kleen, Inc.

The re-refining process has been used in the United States for decades to remove impurities from used oil and create lubricating base oil that can be re-used in place of virgin lubricating oil. The process generally consists of two steps: first, vacuum distillation to separate the base lubricating oil, followed by hydrotreating to remove impurities. We estimate that less than 10% of the base lubricating oil supply in the United States is currently supplied by re-refineries.

We believe the three key components to a re-refining business are used oil supply, re-refining technology and lubricating oil product sales. Our goal is to collect enough used oil feedstock to eventually ensure self-sufficient plant operation, although used oil feedstock is also available for purchase from third party suppliers. We intend to leverage our used oil collection network to generate this supply. Production of marketable lubricating oil from feedstock requires complex processes, robust screening and testing programs, and advanced re-refining technology. We believe a management team with extensive experience with these processes and technologies is necessary to design, build and operate a successful plant. We expect that our re-refinery will produce high quality lubricating base oils. Based on our management team’s prior experience with the design, construction and operation of used oil re-refineries, we have entered into preliminary discussions with several potential purchasers of re-refined lubricating base oil.

We are designing our re-refinery to have an input capacity of approximately 50 million gallons of used oil feedstock per year and expect to produce about 30 million gallons of lubricating base oil per year. We plan to construct our re-refinery in Indiana. We estimate that the construction of the re-refinery will take approximately two years, allowing us to begin operations at partial capacity in 2012, and have a total capital cost of approximately $40 million. We also anticipate that when the re-refinery starts operations, we will feed the re-refinery with a combination of used oil collected from our customers and used oil that we purchase from third parties. In 2009, we collected 4.3 million gallons of used oil from our customers. During the construction period, we plan to roll out additional used oil collection routes to increase the volume of used oil we collect, and we estimate that during fiscal 2010 and 2011 we will incur roughly $1 million and $1.5 million of net expense, respectively, related to this roll out. We also expect that the operations of the re-refinery will increase our working capital requirements by approximately $5 million to $10 million.

The expected revenue and profitability of this project will depend on a large number of factors, some of which are beyond our control, such as crude oil and lubricating oil prices and the costs of operations, but based on market conditions and crude oil prices prevailing in March 2010, we estimate that when the re-refinery is operating at full capacity, it will generate approximately $90 million of annual revenue and have operating margins of approximately 20%.

Services

All of our services are designed to cater to small to mid-sized clients whom we define as those customers who spend less than $50,000 per year on industrial and hazardous waste services. We have adopted innovative approaches to minimize the regulatory burdens associated with hazardous waste disposal for our customers and have made “ease of use” of our services and products a priority.

Across our full range of services, we focus on reducing our customers’ burdens associated with their generation of hard-to-handle wastes. Many of these wastes are subject to extensive and complex regulations, and mismanagement can result in citations, penalties, and substantial direct costs, both to the service provider and the generator. Many customers are familiar with “Superfund liability” and the possibility that they will be required to pay for future cleanups if their waste is mismanaged in a way that leads to environmental damage. Our services allow customers to focus more on their core business and devote fewer resources to industrial and hazardous waste management.

We offer an integrated suite of industrial and hazardous waste services including parts cleaning, containerized waste management, used oil collection and vacuum truck services. A significant majority of our customers use our parts cleaning and/or waste management services. Parts cleaning and containerized waste management represented substantially more than half of our sales in fiscal 2009 and are offered at all our branches. Because our efforts to expand our used oil collection and vacuum truck services have started more recently, these services are currently offered at less than half of our branches and we generate less sales from these services.

In our parts cleaning services, we provide customers with parts cleaning equipment and chemicals to remove oil and grease and other contaminants from engine parts and machine parts requiring cleaning. Most commonly, we provide a parts cleaning machine that contains a petroleum-based solvent in a reservoir. The customer activates a pump that circulates the solvent through a nozzle where it is used to clean parts. The solvent can be reused for a period of time, after which it becomes too dirty and needs replacement. We typically visit our customers every 4 to 12 weeks to remove the used solvent and replace it with clean solvent while at the same time also cleaning and checking the customers’ parts cleaning equipment to ensure that it is functioning properly and assisting our customers with relevant regulatory paperwork. We believe that the majority of parts cleaning services in the U.S. are structured as hazardous waste services, meaning that when the solvent has been used, it is managed as a regulated hazardous waste subject to numerous laws and regulatory filings. We reduce this burden for our customers by offering two alternative parts cleaning programs (our non-hazardous and reuse programs for parts cleaning) that do not subject the customer to the same hazardous waste regulations. These low-burden approaches help our customers achieve regulatory compliance while minimizing the paperwork and bureaucracy associated with hazardous waste management — ultimately saving them time and money. For example, these programs currently enable many of our customers to reduce their generation of hazardous wastes below the 220 pounds per month maximum threshold for retaining the EPA generator status of Conditionally Exempt Small Quantity Generator (“CESQG”). For our customers, maintaining a CESQG status provides significant savings associated with not having to maintain an EPA identification number; prepare, track and file transportation manifests; or produce other reports related to the use, storage and disposal of used solvents. We offer more than a dozen different models of parts cleaning machines from which our customers may choose the machine that best fits their specific parts cleaning needs. While the majority of our customers are provided machines directly from us and in some cases are sold a machine, we also offer parts cleaning service for customers who purchase their parts cleaning machines from other sources. We offer a variety of petroleum solvents and water-based (aqueous) chemicals for use in parts cleaning machines. We also have a wide range of service schedules from weekly service visits to triannual service visits.

In our containerized waste services, we collect drums, pails, boxes, and other containers of hazardous and non-hazardous waste materials from our customers. Typical wastes from vehicle maintenance include used antifreeze, used oil filters, waste paint, and used absorbent material. Typical wastes from manufacturing operations include waste paint and solvents, oily water wastes, used absorbents, and discarded fluorescent lighting tubes. We endeavor to find the lowest burden regulatory approach for managing each of these materials for our clients. In some cases, we can develop lower burden alternatives based on recycling materials for component recovery (oil filters) or by following the less onerous universal waste regulations (fluorescent tubes and waste paint). In other cases, the hazardous waste regulations may apply, in which case we assist customers with the complete hazardous waste disposal process, including analysis to characterize their waste, preparation of manifests and drum labels, and selection of the appropriate destination facility. As part of our full-service approach, we visit our customers periodically to check their inventory of used or waste materials, and remove full containers as appropriate. Because there are statutory limits on the amount of time that a customer can store these waste materials, these service visits are valuable to help the customer stay in compliance. To the extent that we can coordinate these service visits together with a regularly scheduled parts cleaning service, we are able to perform both tasks during the same visit, with the same truck and service employee.

In selected branch locations (18 as of March 27, 2010), we provide bulk used oil collection services. Although we manage some used oil through our containerized waste program, most customers who generate used oil (typically from vehicle engine oil changes) produce large quantities that are stored in bulk tanks, and these volumes are handled more efficiently via bulk tank trucks such as those that we utilize. We test the used oil to verify that there are no unwanted contaminants and pump the customer’s material into our tank truck for proper management. Generally, the used oil that we collect is resold as an industrial fuel or as feedstock for a used oil recycling process. As with our other services, we offer to visit the customer on a regularly scheduled basis to arrange for the removal of their accumulated oil. This alleviates the customer’s burden of periodically checking to see if they require service.

In selected branch locations (26 as of March 27, 2010), we provide vacuum truck services for the removal of mixtures of oil, water and sediment from wastewater pretreatment devices. Many shops and plants have floor drain systems that lead to pits, sumps, or separators that are designed to separate and retain oil and dirt, but allow clear water to flow out to a municipal sewer. Periodically, these drains and collection points accumulate excess oil or sediment that needs to be removed. Because some of the material is very thick, a specialized vacuum truck is utilized for efficient pumping. Our vacuum truck service includes the removal of the oil, water, and sediment so that the customer’s equipment operates as intended. These services are also scheduled on a regular basis.

Customers

As of March 27, 2010, we had over 41,000 active customer locations. Our business focuses on customers primarily in two industries. Our vehicle maintenance customers are primarily businesses that repair and maintain cars and trucks. Our manufacturing customers are businesses that produce goods for resale.

Within the vehicle maintenance group, customers include: car dealerships, automotive repair shops, car rental firms, quick lube operators, truck fleet operators, and equipment rental businesses. Many of the customers are familiar with and already use a parts cleaning service. In the case of vehicle maintenance customers, contact with the key decision-maker regarding selection of a parts cleaning service provider can be quite informal and a uniformed service representative may succeed in making an impromptu sales presentation without an advance appointment.

Within the manufacturing group, customers include small and mid-sized metalworking firms, printers, machine shops, and electrical shops. Often, these customers have a maintenance department that is responsible for the maintenance and repair of their production equipment and are therefore target customers for parts cleaning and other environmental services. In contrast to automotive customers, the typical manufacturing customer is relatively less familiar with parts cleaning, and the individual responsible for selecting a parts cleaning service provider is more difficult to identify and contact. Often, selling to these customers requires a more persistent sales approach from one of our more senior sales personnel with an advance appointment and a structured sales presentation.

During fiscal 2009, 88.4% of our sales were generated from customers that we also served during fiscal 2008. In addition, our largest client in fiscal 2009 represented less than 2% of sales, which reflects our diverse customer base. We generally do business with customers using our standard contract form, which allows for price increases and automatic renewal for successive one-year terms unless notice of termination is provided in specified time frames. Our standard agreement also requires the customer to properly disclose to us the materials that they generate and includes other terms that are customary to the environmental services industry.

Sales and Marketing

Our mission and culture emphasize sales and service excellence and entrepreneurship. Our field sales employees are each assigned their own territory, with direct individual responsibility for serving customers on their route and growing their business in their territory.

Our sales philosophy starts with the principle of “sales through service.” We require and encourage our sales & service representatives, or SSRs, to grow their business on their route by delivering excellent service to existing customers. This helps our SSRs retain business, sell more services to satisfied customers, and obtain valued referrals to potential new customers.

In addition to the efforts of our SSRs, we employ a branch manager at each of our branches, and we also employ branch sales managers, all of whom have dedicated sales territories and responsibilities.

Operations

We operate a network of 62 local branches. Most of our locations include an area to store drums, an inventory of parts cleaners and other supplies, an area to park trucks and trailers, and a small office space while others may only include an area to park trucks.

We maintain operating hubs in Indianapolis, Indiana; Shreveport, Louisiana; Philadelphia, Pennsylvania; and Atlanta, Georgia. These operating hubs are warehouse operations with the capability to receive and unload multiple trailers. Depending on whether the used solvent came from our non-hazardous program or our reuse program, the used solvent is then stored for future sale, shipped in bulk for reuse, or stored for future recycling at our solvent recycling system located at our Indianapolis hub. The drums of hazardous and non-hazardous waste are organized based on the destination facility. These drums are staged and loaded back into trailers for reshipment to recyclers, incinerators, landfills, and waste-to-energy facilities.

While we ship collected materials to third parties, we also recycle a portion of our used parts cleaning solvent with our non-hazardous solvent recycling system at our Indianapolis hub. This system, which was completed in late fiscal 2007, allows us to recycle used solvent generated by customers participating in our non-hazardous program for parts cleaning. To participate in this program, our customers must provide certification that no hazardous wastes have been added to the parts cleaning solvent. After being recycled to remove oil, water, and other impurities, the resulting solvent is suitable to be re-used by our customers for parts cleaning. This enables us to reduce the feedstock inventory available for recycling as well as reduce the amount of virgin product purchases. Our non-hazardous solvent recycling system is designed to process up to 6 million gallons per year, which provides significant capacity in excess of our current requirements.

Suppliers and Recycling/Disposal Facilities

We purchase goods such as parts cleaning machines, solvent (petroleum naptha mineral spirits), cleaning chemicals and absorbent from a limited group of suppliers. We also have arrangements with various firms that can recycle, burn, or dispose of the waste materials we collect from customers. These suppliers and disposal facilities are important to our business and we have identified backup suppliers in the event that our current suppliers and disposal facilities cannot satisfy our supply or disposal needs. Heritage Environmental Services, an affiliate of Heritage, which beneficially owns 3,389,958 shares of our common stock as of May 17, 2010, operates one of the largest privately-owned hazardous waste treatment businesses in the U.S. and we have used their hazardous waste services in the past and plan to continue some level of use in the future.

Competition

The markets for parts cleaning, containerized waste management, used oil collection and vacuum truck services in which we participate are intensely competitive. While numerous small companies provide these services, our largest competitor, Safety-Kleen, has held substantial market share in the parts cleaning industry for the last four decades and has developed significant market share in used oil re-refining, used oil services and containerized waste management. Safety-Kleen operates throughout the continental U.S., Puerto Rico and Canada through a network of approximately 166 branches. We believe that Safety-Kleen and some of our other competitors have substantially greater financial and other resources and greater name recognition than us. We estimate that in the parts cleaning business, Safety-Kleen is significantly larger than us, and that we are substantially larger than the next largest competitor. Other competitors tend to be smaller regional firms or parts cleaning companies operating in a single city only. Although many of our small competitors lack the resources to offer clients a full menu of services, they generally offer parts cleaning services ancillary to a primary line of business such as used oil collection, in order to present a more complete menu to customers.

The markets for containerized waste, used oil collection and vacuum truck services are highly fragmented and comprised of a variety of large and small competitors. In addition, companies involved in the waste management industry, including waste hauling, separation, recovery and recycling, may have the expertise, access to customers and financial resources that would encourage them to develop and market services and products competitive with those offered by us. We also face competition from alternative services that provide similar benefits to our customers as those provided by us.

Price, service quality and timeliness, breadth of service offering, reputation, financial strength, and compliance history are the principal competitive factors in the markets in which we compete. While we feel that most market competitors compete primarily on price, we believe that our competitive strength comes from our focus on customer service and our broad menu of services. Although we employ a pricing structure that allows only limited discounts, we are able to deliver a sound value proposition through the reduced regulatory burden achieved through our programs. We could lose a significant number of customers if Safety-Kleen, or other competitors, materially lower their prices, improve service quality, develop other more competitive product and service offerings or offer a non-hazardous or reuse program for parts cleaning more appealing to customers than ours.

Information Technology

We believe that automation and technology can enhance customer convenience, lower labor costs, improve cash management and increase overall profitability. We are constantly evaluating opportunities to develop technologies that can improve our sales and service processes. Our commitment to the application of technology has resulted in the creation of a custom web-based application for scheduling, tracking and management of customer services, billing, and collections. This application utilizes an Oracle tm database along with Microsoft tm web servers using standard development tools. This system has been used as an integral part of our business operations for more than six years. We believe that our standardized processes and controls enhance our ability to successfully add new branches and expand our operations into new markets. Handheld devices are used by our employees in the field to access customer service information through a mobile web interface. Statistics are gathered and reported on a daily and weekly basis through sales personnel and document processing. This provides timely, automated data measurement and compensation information for sales activities including incentives and contests that rapidly reward performance.

Employees

As of March 27, 2010, we employed 474 full time and 45 part time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our employee relations are good.

Regulation

Substantially all of our services and products involve the sale, transportation, storage, recycling and/or disposal of industrial and hazardous waste or hazardous materials, including solvents used in parts cleaners, containerized waste including used oil, waste paint, inks, adhesives, and used oil filters; and bulk waste including used oil and oily water. Our services are highly regulated by various governmental agencies at the federal, state, and local levels, including the Environmental Protection Agency (EPA); the Department of Transportation (DOT); the Department of Labor Occupation, Safety and Health Administration (OSHA); and the Equal Employment Opportunity Commission. The most significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, (CERCLA), the Clean Air Act (CAA), the Clean Water Act (CWA), and the Toxic Substances Control Act (TSCA), and the regulations promulgated thereunder. Our services and products require us to comply with these laws and regulations and to obtain federal, state, and local environmental permits or approvals for some of our operations. Some of these permits must be renewed periodically and governmental authorities have the ability to revoke, deny or modify these permits. Zoning, land use and siting restrictions also apply to our facilities. Regulations also govern matters such as the disposal of residual chemical wastes, operating procedures, storm water and wastewater discharges, fire protection, worker and community right-to-know and emergency response plans. Air and water pollution regulations govern certain operations at our facilities. OSHA safety standards are applicable to all of our operations. Governmental regulations apply to the vehicles used by us to transport the chemicals distribute to customers and the waste and other residuals collected from customers. These vehicle requirements include the licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, shipping papers, and vehicle placarding requirements. Governmental authorities have the power to enforce compliance and violators are subject to civil and criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements.

We are subject to federal and state regulations governing hazardous and solid wastes. RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Under RCRA, the EPA has established comprehensive “cradle-to-grave” regulations for the management of a wide range of materials identified as hazardous or solid waste. The regulations impose technical and operating requirements that must be met by facilities used to store, treat, and dispose of these wastes.

Federal hazardous and solid waste regulations impose requirements which must be met by facilities used to store, treat and dispose of these wastes. Our operations are governed by 10-day transfer requirements and do not typically require a hazardous waste facility permit. Under RCRA, states are delegated to implement the regulatory programs through state regulations, which can be more stringent than those of the federal EPA. We have obtained a facility waste permit for our Baltimore, Maryland branch and are currently are pursuing waste permits in both Connecticut and New Hampshire because these states have more stringent programs and do not allow the typical non-permitted 10-day transfer option. We operate 60 10-day transfer operations in the U.S.

CERCLA regulates cleanup of inactive hazardous waste sites and imposes liability for the cleanup on “responsible parties.” CERCLA further provides for immediate response and removal actions coordinated by EPA to releases of hazardous substances into the environment, and authorizes the government to respond to the release or threatened release of hazardous substances or to order responsible persons to perform any necessary cleanup. CERCLA imposes strict liability on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on businesses that generate those substances or transport them to the facilities. Responsible parties may be liable for substantial investigation and cleanup costs even if they operated their businesses properly and complied with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several. Certain of our customers’ and third-party contractors’ facilities have been in operation for many years and, over time, the operators of these facilities may have generated, used, handled, and disposed of hazardous and other regulated wastes. Environmental liabilities could therefore exist under CERCLA, including cleanup obligations at these facilities or off-site locations where materials from our operations were disposed of.

Proceedings are currently pending involving a site where we were notified by the EPA that we are a potentially responsible party (“PRP”). We are participating in discussions with the parties and the government at this site and a draft settlement agreement is pending. Our general liability insurance provider is currently defending this claim on our behalf. From time to time, the EPA requests information from us to ascertain if we may be a PRP at other sites.

In addition to regulations under RCRA and CERCLA, the EPA has adopted regulations under the Clean Air Act and the Clean Water Act. The Clean Air Act regulates emissions of pollutants into the air and requires that permits be obtained for certain sources of air emissions, including parts cleaning units. Regulations under the Clean Water Act govern the discharge of pollutants into surface waters and sewers and require discharge permits and sampling and monitoring requirements. “Pretreatment” regulations establish pretreatment standards for introduction of pollutants into publicly owned treatment works.

Our transportation fleet, truck drivers, and transportation of hazardous materials are also regulated by the U.S. Department of Transportation, as well as by the regulatory agencies of each state in which we operate or through which our vehicles pass. Health and safety standards under the Occupational Safety and Health Act are also applicable to our operations.

A number of states have regulatory programs governing the operations and permitting of hazardous and solid waste facilities. In addition, some states classify as hazardous some wastes that are not regulated under RCRA. Accordingly, we must comply with the state requirements for handling state regulated wastes. Similarly, our operations are regulated pursuant to state statutes, including those addressing clean water and clean air.

In August 1997, the South Coast Air Quality Management District in California (the “SCAQMD”), enacted Rule 1171, which prohibits the use of types of solvents that we currently sell for parts cleaning operations. In the areas of California affected by this or similar regulations (including Los Angeles, San Francisco and Sacramento), aqueous parts cleaning is the primary substitute. Although other states have not passed regulations similar to Rule 1171, we cannot predict if or when other state and/or local governments will promulgate similar regulations which may restrict or prevent the use of solvent for parts cleaning. We currently have one branch located in Los Angeles, California.

More specifically to our parts cleaning services, federal and state laws and regulations dictate and restrict to varying degrees what types of cleaning solvents may be used, how a solvent may be stored, and the manner in which contaminated or used solvents may be handled, transported, disposed of, or recycled. These legal and regulatory mandates have been instrumental in shaping the parts cleaning industry. Any changes to, relaxation of, or repeal of federal or state laws and regulations affecting the parts cleaning industry may significantly affect the demand for our products as well as our competitive position in the market.

Federal and state regulations have restricted the types of solvents that may be used in vehicle maintenance and industrial parts cleaning machines and used parts cleaning solvent is often classified as hazardous waste under the regulations. We have developed methods of managing solvent as non-hazardous so as to significantly reduce the regulatory burden on us and on our customers. In our product reuse program for parts cleaning, we have developed a use for used solvent as an ingredient in manufactured asphalt roofing materials. Because the solvent is used as a direct substitute for virgin solvent and is destined for reuse as an ingredient in the manufacturing process, it is not subject to hazardous waste regulations. In the past fifteen years, we and our predecessor Heritage Environmental Services have voluntarily obtained concurrence letters from more than 30 state environmental agencies to validate this approach.

In our non-hazardous program for parts cleaning, we provide customers with solvents that do not exhibit the ignitability characteristic for liquid hazardous wastes as defined under RCRA and we work with our customers to reduce the likelihood that toxic or flammable materials are added to the solvent during use. When used in accordance with its intended purpose and instructions, this used solvent is not subject to regulation as a “hazardous waste” and we are able to manage the used solvent as RCRA non-hazardous.

The EPA has also promulgated regulations that govern the management of used oils. Although used oil is not classified as a hazardous waste under federal law, certain states do regulate used oil as state-regulated wastes. Our used oil collection services require compliance with both federal and state regulations. As with our parts cleaning services, we make use of various programs to reduce the administrative burden associated with our customers’ compliance with hazardous regulations for their used oils. EPA has recently proposed regulations governing the burning of certain materials not previously regulated under combustion rules, including non-specification used oil. We do not anticipate any negative impacts from this pending court ordered regulation.

The used oil re-refinery we plan to construct in Indiana will require construction permits, air permits and storm water management permits. Some of these permits are required prior to construction of the re-refinery and others are required for the re-refinery’s operation.

Facilities

Our headquarters is based in a 23,100 square foot leased facility in Elgin, Illinois. We have 4 hubs and 62 branches that vary in size. Depending on the maturity of our branches, our branch facilities range from small locations that only provide space to park a few vehicles to larger locations that provide office space and warehouse storage as well as additional parking. Three of our four hubs and all of our branch locations are leased with terms ranging from month-to-month up to 5 years, and in some cases with options to extend the lease term for up to 15 years. In fiscal 2009, we completed the purchase of the industrial real estate and equipment that we had been occupying as a tenant in Indianapolis, Indiana which is the location of our largest hub and the site of our solvent recycling tower.

The following map sets forth the states in which we provide services:

Legal Proceedings

We are not currently party to any legal proceedings that we expect, either individually or in the aggregate, to have a material adverse effect on our business or financial condition. From time to time, we are involved in lawsuits that are brought against us in the normal course of business.

U.S. Environmental Protection Agency vs. Heritage-Crystal Clean, LLC et al

On December 7, 2006, Heritage-Crystal Clean was notified by the EPA that we were named as a potentially responsible party in the Hassan Barrel site CERCLA cleanup conducted by the EPA in Fort Wayne, Indiana. We were one of at approximately 65 companies that sent empty containers to Hassan Barrel for reconditioning or scrapping. Hassan Barrel subsequently abandoned their operation and left thousands of containers of drum reconditioning waste at their site. U.S. EPA performed a Superfund Removal Action to segregate and remove waste materials. EPA then pursued legal action against parties that paid Hassan to recondition drums. EPA pursued cost recovery for their activities and directed the potentially responsible parties to do a subsurface environmental study and subsequent soil removal. The Company and other responsible parties negotiated a settlement agreement with the EPA to implement a work plan to restore the site. The initial study and soil removal has been completed and EPA is reviewing results to determine if further action is required. We believe that we have insurance coverage for our exposure in this matter, including our legal costs, and our expenses to date have been paid for by our insurance carrier.

MANAGEMENT

Executive Officers and Directors

The following persons are our directors and executive officers as of the date of this prospectus:

Name	Age	Position

Joseph Chalhoub	64	President, Chief Executive Officer and Director
John Lucks	56	Vice President of Sales and Marketing
Gregory Ray	49	Chief Financial Officer, Vice President, Business Management and Secretary
Tom Hillstrom	50	Vice President of Operations
Fred Fehsenfeld, Jr.	59	Director
Donald Brinckman	79	Director
Bruce Bruckmann	56	Director
Carmine Falcone	63	Director
Charles E. Schalliol	62	Director
Robert W. Willmschen, Jr.	62	Director

In addition, the following are key employees as of the date of this prospectus:

Name	Age	Position

Mike DeAngelis	64	Vice President of Sales & Service Division 1
Glenn Jones	60	Vice President of Sales & Service Division 2

Joseph Chalhoub
President, Chief Executive Officer and Director

Mr. Chalhoub, founder of Heritage-Crystal Clean, LLC, has served as our President, Chief Executive Officer and director since the formation of the Company in 1999. He started his career with Shell Canada as a process engineer, and he then worked for several years at SNC, an engineering firm. In 1977 he founded Breslube Enterprises and built this into the largest used oil re-refiner in North America before selling a controlling interest to Safety-Kleen in 1987. Mr. Chalhoub then served as an executive of Safety-Kleen from 1987 to 1998 and he was President of Safety-Kleen from 1997 to 1998. Mr. Chalhoub holds a Chemical Engineering degree with high distinction from École Polytechnique, Montréal. The Board has concluded that Mr. Chalhoub should be a director for the Company because he is President and Chief Executive Officer. In addition, his significant stock ownership in our Company aligns his interests with those of other stockholders. We and the Board benefit from his prior experience and knowledge gained as a senior executive of both our Company and at Safety-Kleen.

John Lucks
Vice President of Sales and Marketing

Mr. Lucks has served as our Vice President of Sales and Marketing since May 6, 2010 and prior to that as our Vice President of Sales since 2000. From 1988 to 1997, Mr. Lucks served as the Vice President of Industrial Marketing and Business Management of Safety-Kleen, where he was in charge of and oversaw a $300 million revenue business unit. Mr. Lucks also led the development of several lines of business, in particular the industrial parts cleaning and drum waste business which became the largest segment of Safety-Kleen. Mr. Lucks has over 30 of years experience in the industrial and hazardous waste services industry.

Gregory Ray
Chief Financial Officer, Vice President, Business Management and Secretary

Mr. Ray has served as our Vice President, Business Management since 1999. In addition, Mr. Ray has served as our Secretary since 2004, and as our Chief Financial Officer since June 2007. From 1998 to 1999, Mr. Ray served as the Vice President, Business Management of Safety-Kleen, where he was in charge of and oversaw a $700 million revenue business unit. While in that position, Mr. Ray was responsible for managing and expanding the used oil collection service and establishing the first nationwide used oil program. From

1983 to 1993, Mr. Ray helped establish the used oil recycling business of Evergreen Oil. Mr. Ray has over 20 years of experience in the industrial and hazardous waste services industry.

Tom Hillstrom
Vice President of Operations

Mr. Hillstrom has served in various capacities since joining Heritage-Crystal Clean, LLC in 2002. He is currently our Vice President of Operations. From 1983 to 2000, Mr. Hillstrom served in various functions at Safety-Kleen. He was the Facility Manager for the East Chicago oil re-refinery during its start-up and first years of operation, and from 1996 to 1998, he was Director of Planning and Evaluation, where he was responsible for strategic planning and acquisitions. Mr. Hillstrom holds a chemical engineering degree from University of Notre Dame, South Bend, Indiana.

Mike DeAngelis
Vice President of Sales & Service Division 1

Mr. DeAngelis has served as our Vice President of Sales & Service Division 1 since 1999. From 1998 to 1999, Mr. DeAngelis served as the Divisional Vice President (Central Division) of Safety-Kleen, where he was in charge of and oversaw a $400 million sales division. Mr. DeAngelis has over 35 years of experience in the industrial and hazardous waste services industry.

Glenn Jones
Vice President of Sales & Service Division 2

Mr. Jones has served as our Vice President of Sales & Service Division 2 since 2001. From 1994 to 2000, Mr. Jones served as the Divisional Vice President (Western Division) of Safety-Kleen, where he was in charge of and oversaw a $300 million sales division. Mr. Jones has over 25 years of experience in the industrial and hazardous waste services industry.

Fred Fehsenfeld, Jr.
Director

Mr. Fehsenfeld has served as a director on our Board since 1999. Mr. Fehsenfeld is the general partner and has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for The Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School. The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of our Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in our Company aligns his interests with those of other stockholders. Mr. Fehsenfeld’s engineering and management training and senior leadership roles in other companies also benefit our Company.

Donald Brinckman
Director

Mr. Brinckman has served as a director on our Board since 2002. Mr. Brinckman was the founder of Safety-Kleen in 1968. Mr. Brinckman served as President of Safety-Kleen from 1968 until 1998, excluding portions of 1990-1991 and 1993-1997, and for most of the thirty-year period he also served as Safety-Kleen’s Chief Executive Officer. Mr. Brinckman was appointed Chairman of Safety-Kleen’s Board of Directors in August 1990 and served in that capacity until 1998. Mr. Brinckman has in the past served as a director of Johnson Outdoors Inc., Paychex, Inc. and Snap-On Inc. The Board has concluded that Mr. Brinckman should be a director of our Company because of his extensive industry experience, including being founder and former Chairman of the largest firm in the Company’s industry. Additionally, his significant stock ownership in our Company aligns his interests with those of other stockholders.

Bruce Bruckmann
Director

Mr. Bruckmann has served as a director on our Board since 2004. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of veterinary products, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Mohawk Industries, Inc., a floor covering manufacturer. Mr. Bruckmann also serves as director for a private company. The Board has concluded that Mr. Bruckmann should be a director of our Company because of his extensive experience in investing in and advising public and private companies, as well as the fact that his significant stock ownership in our Company aligns his interests with those of other stockholders. His broad exposure to financing and funding issues also benefits our Company.

Carmine Falcone
Director

Mr. Falcone has served as a director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director — Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Following his retirement from Shell in 2004, Mr. Falcone established CELICO Ventures LLC, a commercial real estate company, which he continues to operate. Mr. Falcone is currently Chairman of the Board of Integrative Energy of Houston (Upstream Oil & Gas) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone was a director of Centurion Energy of Calgary from 2006 to 2007. Mr. Falcone holds a Chemical Engineering degree with honors from McGill University. The Board has concluded that Mr. Falcone should be a director of our Company because of his demonstrated skills in engineering and management with one of the world’s largest and most preeminent diversified oil companies. Mr. Falcone’s expertise is also helpful to our Company in evaluating growth opportunities.

Charles E. Schalliol
Director

Mr. Schalliol has served as a director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana’s life science initiative, from 2003 to 2004. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant’s Corporation since 2007 and as a director since 2004 and a director of four venture capital funds. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University. The Board has concluded that Mr. Schalliol should be a director of our Company because of his financial and executive experience with the above entities and other Board experience. His legal experience also benefits our Company.

Robert W. Willmschen, Jr.
Director

Mr. Willmschen has served as a director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP. The Board has concluded that Mr. Willmschen should be a director of our Company because of his demonstrated financial experience in our industry area. His CPA and public accounting experience is also beneficial to us and he is a designated financial expert for the Board.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 17, 2010, including:

•	each person or entity who is known by us to own beneficially more than 5% of any class of outstanding voting securities;

•	each named executive officer and each director; and

•	all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address c/o Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 17, 2010 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. The table below is based on 10,805,186 shares of common stock outstanding as of May 17, 2010.

					Beneficial
					Ownership After
			Beneficial		Offering (Assuming
			Ownership After Offering (Assuming		Underwriters’ Option
	Beneficial Ownership		No Exercise of Over-		is Exercised
	Prior to Offering		Allotment Option)		in Full)
	Number		Number
Name	of Shares	Percentage	of Shares	Percentage	Percentage

The Heritage Group(1)	3,389,958	31.4%	4,252,727	31.4%	31.4%
Joseph Chalhoub(2)(3)	1,643,447	14.6%	1,643,447	11.7%	11.4%
Fred Fehsenfeld, Jr.(4)	1,015,547	9.4%	1,015,547	7.5%	7.3%
Bruce Bruckmann(5)	1,045,643	9.7%	1,045,643	7.7%	7.5%
Bruckmann, Rosser, Sherrill & Co. II, L.P.(5)	951,816	8.8%	951,816	7.0%	6.8%
Donald Brinckman(6)	553,021	5.1%	553,021	4.1%	4.0%
Royce & Associates, LLC(7)	1,074,447	9.9%	1,074,447	7.9%	7.7%
Carmine Falcone	10,871	*	10,871	*	*
Charles E. Schalliol	24,262	*	24,262	*	*
Robert W. Willmschen, Jr.	16,871	*	16,871	*	*
John Lucks(3)	166,684	1.5%	166,684	1.2%	1.2%
Gregory Ray(8)(3)	325,007	3.0%	325,007	2.4%	2.3%
Tom Hillstrom(3)	24,206	*	24,206	*	*
All directors and executive officers as a group (10 persons)	4,825,559	41.9%	4,825,559	33.8%	32.9%

*	Less than 1%

(1)	Based on a Schedule 13G/A filed with the SEC on January 19, 2010. The Heritage Group is a general partnership formed under the laws of the State of Indiana. Thirty grantor trusts own all of the outstanding general partner interests in The Heritage Group. Five trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The five trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld and Amy M. Schumacher. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

Amounts beneficially owned after the offering in the table above assume that Heritage elects to exercise its rights under the participation rights agreement to purchase an amount of common stock in the offering so that its ownership percentage in our company does not decrease. See “Relationships and Transactions With Related Persons — Transactions with Related Persons.” If Heritage does not elect to exercise its participation right with respect to the offering, its ownership interest in our common stock will be 25% (or 24.3% if the underwriters exercise their option to purchase additional shares in full).

(2)	Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(3)	Includes the following options to purchase shares of common stock exercisable within 60 days after May 17, 2010: Mr. Chalhoub: 436,027 shares; Mr. Lucks: 130,869 shares; Mr. Ray: 130,222 shares; and Mr. Hillstrom: 7,909 shares.

(4)	Based on a Schedule 13G/A filed with the SEC on January 19, 2010. Includes 10,000 shares held by Mr. Fehsenfeld’s family members (specifically, his spouse and two children). Does not include 125,000 shares held by Frank Fehsenfeld, 56,855 shares held by the Maggie Fehsenfeld Trust or 56,855 shares held by the Frank S. Fehsenfeld Trust, for which Fred Fehsenfeld, Jr. serves as trustee. Fred Fehsenfeld, Jr. disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of five trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by The Heritage Group except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld.

We have agreed to direct the underwriters to reserve 257,807 shares in the offering for certain related trusts for which Mr. Fehsenfeld serves as a trustee (the “Related Trusts”) in response to Mr. Fehsenfeld’s request to participate on a pro rata basis in this offering on a basis similar to Heritage’s participation rights described in footnote 1 above so that Mr. Fehsenfeld’s ownership percentage in our company, after taking into account the shares purchase by the Related Trusts in the offering, remains at 9.4%. Based on preliminary indications from Mr. Fehsenfeld, the amounts beneficially owned by Mr. Fehsenfeld after the offering in the table do not include the shares to be purchased in the offering by the Related Trusts. Mr. Fehsenfeld disclaims beneficial ownership of all shares that may be purchased by the Related Trusts in the offering except to the extent of his pecuniary interest therein.

(5)	Based on Schedule 13G filed with the SEC on February 17, 2009, BRSE LLC is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. (“BRS II” ) which holds 951,530 shares. Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS Inc.”) is an affiliate of BRS II and holds 286 shares. Bruce Bruckmann is a member and manager of BRSE LLC and a managing director of BRS Inc., and, together with Harold O. Rosser, Stephen C. Sherrill and Thomas J. Baldwin, shares the power to direct the voting or disposition of shares held by both BRS II and BRS Inc.; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by either BRS II or BRS Inc. BRSE LLC and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS II and BRS Inc.. Shares beneficially owned, directly or indirectly, by BRS II and BRS Inc. have been included for purposes of the presentation of the beneficial ownership of our common stock by Bruce Bruckmann. The address of this stockholder is 126 East 56th Street, New York, NY 10022.

(6)	Consists of shares held in trust for which Mr. Brinckman has voting control.

(7)	Based on a Schedule 13G/A filed with the SEC on April 6, 2010. The address of this stockholder is 745 Fifth Avenue, New York, New York 10151.

(8)	Includes shares held in trust for which Mr. Ray has voting control.

RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval of Related Party Transactions

In March 2009, our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein. The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee’s next scheduled meeting. In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The audit committee has pre-approved or ratified the following categories of interested transactions:

•	Any employment by the Company of an executive officer if:

•	The related compensation is required to be reported in our Proxy Statement under the SEC’s compensation disclosure requirements, or

•	The executive officer is not an immediate family of another executive officer or director, the related compensation would be reported in our Proxy Statement under the SEC’s compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in our Proxy Statement under the SEC’s compensation disclosure requirements;

•	Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•	Any charitable contribution by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts;

•	Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of common stock received the same benefit on a pro rata basis; and

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

In addition, the Board has delegated to the Chair of the audit committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	We are a participant; and

•	Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is any:

•	Person who was or is (since the beginning of the last fiscal year for which we have filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director or nominee for election as a director;

•	Greater than 5% beneficial owner of common stock; or

•	Immediate family member of the foregoing, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law and anyone residing in such person’s home (other than tenants or employees).

Transactions with Related Persons

The following transactions were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of Heritage, our largest stockholder, in 1999. Since 1999, we have had many transactions with affiliates of Heritage. In fiscal 2009, we generated sales of $326,131 from product sales and services to Heritage Environmental Services and incurred expenses of $1,370,419 from waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services. In addition, in fiscal 2009, we generated sales of $1,110,608 and incurred expenses of $2,131,141 with other affiliates of Heritage. We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

Employee Benefit Plan

The employees of our operating subsidiary Heritage-Crystal Clean, LLC participate in a defined contribution 401(k) benefit plan sponsored by an affiliate of Heritage. Participants in this plan are allowed to contribute 1% to 70% of their pre-tax earnings up to relevant IRS limitations to the plan. We match 100% of the first 3% contributed by the participant and 50% of the next 2% contributed by the participant for a maximum contribution of 4% per participant. The matching expense for this plan was $630,433 in fiscal 2009.

Workers’ Compensation

We participate in a workers’ compensation group insurance program with affiliates of Heritage. In connection with our insurance program for workers’ compensation, we contribute payments to an affiliate of Heritage. Payments under the group insurance program for workers’ compensation totaled $615,567 in fiscal 2009, $293,668 in fiscal 2008 and $324,439 in fiscal 2007.

Employment of Frank S. Fehsenfeld

Frank S. Fehsenfeld, the brother of Fred Fehsenfeld, Jr., a director, is employed by us as a Director of Sales — Solvents and in such capacity earned approximately $130,000 in fiscal 2009 (including base salary, bonus and car allowance).

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a participation rights agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock. The participation rights agreement does not have an expiration date. Heritage is not required to participate or exercise its right of participation with respect to any offerings. Heritage’s right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license or other assets by us.

Reservation of Shares in the Offering

At our direction, the underwriters have reserved for sale to Heritage and certain related trusts of Fred Fehsenfeld, Jr., the Chairman of our Board and an affiliate of Heritage, at the public offering price, up to 1,120,576 shares of common stock in this offering. Heritage will be offered 862,769 shares and the related trusts of Mr. Fehsenfeld will be offered 257,807 shares (not including amounts offered to them if the underwriters exercise their option to purchase additional shares), in each case representing the same percentage of shares being sold in this offering as each of Heritage and Mr. Fehsenfeld currently holds of our outstanding common stock. In the event the underwriters’ option to purchase additional shares is exercised, Heritage and the related trusts of Mr. Fehsenfeld will be offered 31.4% and 9.4%, respectively, of the total number of shares for which the option is exercised. These shares are being offered to Heritage pursuant to the participation rights agreement between us and Heritage which provides it the option to participate, pro rata based on its percentage ownership interest in our common stock, in any of our equity offerings for cash consideration. Mr. Fehsenfeld has requested a similar opportunity to participate on a pro rata basis in this offering, and we have agreed to direct the underwriters to reserve shares in this offering in response to Mr. Fehsenfeld’s request. Purchases of these reserved shares would reduce the number of shares available for sale to the general public. If Heritage and Mr. Fehsenfeld or his related trusts purchase all of the shares reserved for sale to them, Heritage and Mr. Fehsenfeld, after taking into account the shares purchased by the related trusts in the offering, will maintain their respective 31.4% and 9.4% ownership interests in our common stock. See “Principal Stockholders.” The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares being sold in this offering.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and between us and William Blair & Company, L.L.C., as representative of the underwriters, to purchase from us the respective number of shares of common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. is acting as Sole Book-Running Manager and Robert W. Baird & Co. Incorporated and Needham & Company, LLC are acting as Co-Managers for this offering.

Underwriter	Number of Shares

William Blair & Company, L.L.C.
Robert W. Baird & Co. Incorporated
Needham & Company, LLC

Total

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representative of the underwriters has advised us that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $      per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $      per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about          , 2010. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representative may change the offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 412,500 additional shares of common stock from us at the same price per share to be paid by the underwriters for the other shares offered hereby. The underwriters may exercise this option if they sell more shares than the total number of shares set forth in the table above. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph, subject to the reservation of shares described below.

At our direction, the underwriters have reserved for sale to Heritage and certain related trusts of Fred Fehsenfeld, Jr., the Chairman of our Board and an affiliate of Heritage, at the public offering price, up to 1,120,576 shares of common stock in this offering. Heritage will be offered 862,769 shares and the related trusts of Mr. Fehsenfeld will be offered 257,807 shares (not including amounts offered to them if the underwriters exercise their option to purchase additional shares), in each case representing the same percentage of shares being sold in this offering as each of Heritage and Mr. Fehsenfeld currently holds of our outstanding common stock. In the event the underwriters’ option to purchase additional shares is exercised, Heritage and the related trusts of Mr. Fehsenfeld will be offered 31.4% and 9.4%, respectively, of the total number of shares for which the option is exercised. These shares are being offered to Heritage pursuant to the participation rights agreement between us and Heritage which provides it the option to participate, pro rata based on its percentage ownership interest in our common stock, in any of our equity offerings for cash consideration. See “Relationships and Transactions with Related Persons” Mr. Fehsenfeld has requested a similar opportunity to participate on a pro rata basis in this offering, and we have agreed to direct the underwriters to reserve shares in this offering in response to Mr. Fehsenfeld’s request. Purchases of these reserved shares would reduce the number of shares available for sale to the general public. If Heritage and Mr. Fehsenfeld purchase all of the shares reserved for sale to them, Heritage and Mr. Fehsenfeld, after taking into account the shares purchased by the related trusts in the offering, will maintain their respective 31.4% and 9.4% ownership interests in our common stock. See “Principal Stockholders.” The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares being sold in this offering.

The underwriters have further reserved for sale in a directed share program, at the initial public offering price, up to 137,500 shares of common stock in the offering for our employees, affiliates and current and potential customers. Purchases of these reserved shares would reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares being sold in this offering.

The following table summarizes the compensation to be paid by us to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares:

		Without	With
	Per Share	Exercise	Exercise

Offering price	$	$	$
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $0.7 million.

We, each of our directors and executive officers and Heritage have agreed, and each of the purchasers in the directed share program will agree, subject to limited exceptions described below, for a period of 90 days after the date of this prospectus, not to, without the prior written consent of William Blair & Company, L.L.C.:

•	directly or indirectly, offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, or otherwise dispose of any shares of common stock or securities convertible or exchangeable into, or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934); or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

The lock-up period will be extended if (1) we release earnings results or material news or a material event relating to our company occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event.

These agreements do not extend to transfers or dispositions either during the holder’s lifetime or on death (i) by will or intestacy or to the holder’s immediate family or to a trust or limited partnership for their benefit or (ii) by bona fide gift or gifts to donee or donees, provided in each case that the recipient of those shares agrees to be bound by the foregoing restrictions for the duration of the lock-up period. William Blair & Company, L.L.C., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. In determining whether to consent to a transaction prohibited by these restrictions, William Blair & Company, L.L.C. will take into account various factors, including the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, the restrictions on publication of research reports that would be imposed by the rules of the Financial Industry Regulatory Authority and market conditions generally. We may issue up to 12,000 shares of common stock under our Employee Stock Purchase Plan of 2008 and shares of common stock in connection with the exercise of any outstanding convertible securities or options during the lock-up period. In addition, this agreement will not extend to planned selling under Rule 10b5-1 for Gregory Ray, our Chief Financial Officer, Vice President, Business Management and Secretary, pursuant to his Rule 10b5-1 trading plan dated October 21, 2009 under which a maximum of 50,000 shares of our common stock can be sold.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus forms a part, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representative has also informed us that the underwriters intend to deliver all copies of this prospectus via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment, or short sale, involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares available in the underwriters’ option to purchase additional sales in the public offering. In a naked short position, the number of shares over-allotted is greater than the number of shares in the option to purchase additional shares. The underwriters may close out a covered short position by purchasing common stock in the open market or by exercising all or part of their option to purchase additional shares. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. The underwriters must close out any naked short position by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the public offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market. In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The NASDAQ Global Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on The NASDAQ Global Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “HCCI.”

In the ordinary course of business, some of the underwriters and their affiliates may in the future provide investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois. Legal matters in connection with the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements for the years ended January 2, 2010 and January 3, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) for the year ended January 2, 2010 incorporated in this prospectus by reference to our Annual Reports on Form 10-K have been so incorporated in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting in giving said reports.

The consolidated financial statements of Heritage-Crystal Clean, Inc. (formerly Heritage Crystal Clean, LLC) for the year ended December 29, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

2,750,000 Shares

Heritage-Crystal Clean, Inc.

Common Stock

PROSPECTUS

William Blair & Company

Baird	Needham & Company, LLC

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all the costs, other than underwriting discounts and placement fees, payable in connection with the issuance and distribution of the common stock being registered, all of which will be paid by the registrant. All amounts shown below are estimates, except the registration fee:

SEC registration fee	$2,201
FINRA filing fee	3,587
Exchange additional listing fee	27,500
Printing expenses	50,000
Accounting fees and expenses	50,000
Legal fees and expenses	275,000
Transfer agent fees and expenses	1,000
Miscellaneous	280,712

TOTAL	$690,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL, provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, any or all of which may be referred to as a proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was at any time a director or officer of the corporation or, while a director or officer of the corporation, is or was at any time serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that we shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by our Board of Directors.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

The Underwriting Agreement for the offering will provide that each underwriter severally agrees to indemnify and hold harmless Heritage-Crystal Clean, Inc., each of our directors, each of our officers who signs the registration statement, and each person who controls Heritage-Crystal Clean, Inc. within the meaning of the Securities Act but only with respect to certain information included in the registration statement.

Item 15.	Recent Sales of Unregistered Securities

We have not sold any unregistered securities in the last in the last three years prior to the offering other than the 7,274,290 shares of common stock that we issued in a private placement exempt under § 4(2) of the Securities Act to former members of Heritage-Crystal Clean, LLC in exchange for their common and preferred units of Heritage-Crystal Clean, LLC in our reorganization prior to the completion of our initial public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit
Number		Exhibit

1	.1*	Form of Underwriting Agreement
3	.1(1)	Certificate of Incorporation of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.1 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
3	.1(2)	Amendment to Certificate of Incorporation of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.1(2) to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2010)
3.3		By-Laws of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.2 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
4.1		Form of Specimen Common Stock Certificate of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 4.1 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
5	.1*	Opinion of McDermott Will & Emery LLP
10.1		Restated Operating Agreement for Heritage-Crystal Clean, LLC dated October 26, 2004, as amended. (Incorporated herein by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)

Exhibit
Number		Exhibit

10.2		Amendment No. 6 to Operating Agreement for Heritage-Crystal Clean, LLC dated December 28, 2007 (Incorporated herein by reference to Exhibit 10.37 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 1, 2008)
10.3		Form of Agreement and Amendment No. 7 to Operating Agreement for Heritage-Crystal Clean, LLC (Incorporated herein by reference to Exhibit 10.38 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 1, 2008)
10.4		Third Amended and Restated Credit Agreement dated as of December 14, 2009 between Heritage-Crystal Clean, LLC and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2009)
10.5		First Amendment to Third Amended and Restated Credit Agreement dated as of May 14, 2010 between Heritage-Crystal Clean, LLC and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2010)
10.6		Intercreditor Agreement dated as of February 24, 2004 among Heritage-Crystal Clean, LLC, Bruckmann, Rosser, Sherrill & Co. II, L.P., Asphalt Refining Company and Donald Brinckman (Incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.7		First Amended and Restated Promissory Note to Asphalt Refining Company dated December 29, 2006 (Incorporated herein by reference to Exhibit 10.6 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.8		Third Amended and Restated Note by Bank of America, N.A. dated April 30, 2007 (Incorporated herein by reference to Exhibit 10.7 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.9		Form of Participation Rights Agreement between Heritage-Crystal Clean, Inc. and The Heritage Group (Incorporated herein by reference to Exhibit 10.9 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.10†	Employment Agreement, dated as of August 24, 1999 by and between Heritage-Crystal Clean, LLC and Joseph Chalhoub, as amended March 1, 2000 (Incorporated herein by reference to Exhibit 10.8 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.11†	Employment Agreement, dated as of March 1, 2000 by and between Heritage-Crystal Clean, LLC and John Lucks (Incorporated herein by reference to Exhibit 10.10 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.12†	Employment Agreement, dated as of November 15, 1999 by and between Heritage-Crystal Clean, LLC and Gregory Ray (Incorporated herein by reference to Exhibit 10.12 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.13†	Employment Agreement, dated as of September 14, 2002 by and between Heritage-Crystal Clean, LLC and Tom Hillstrom (Incorporated herein by reference to Exhibit 10.14 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.14†	Non-Competition and Non-Disclosure Agreement between Donald Brinckman and Heritage-Crystal Clean, LLC dated March 22, 2002 (Incorporated herein by reference to Exhibit 10.16 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)

Exhibit
Number		Exhibit

10	.15†	Non-Competition and Non-Disclosure Agreement between Joseph Chalhoub and Heritage-Crystal Clean, LLC dated August 24, 1999 (Incorporated herein by reference to Exhibit 10.32 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.16†	Non-Competition and Non-Disclosure Agreement between Gregory Ray and Heritage Crystal Clean, LLC dated November 15, 1999 (Incorporated herein by reference to Exhibit 10.33 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.17†	Non-Competition and Non-Disclosure Agreement between John Lucks and Heritage-Crystal Clean, LLC dated March 1, 2000 (Incorporated herein by reference to Exhibit 10.34 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.18†	Non-Competition and Non-Disclosure Agreement among BRS-HCC Investment Co., Inc., Bruckmann, Rosser, Sherrill & Co. II, L.P., Bruckmann, Rosser, Sherrill & Co., Inc., Bruce C. Bruckmann and Heritage-Crystal Clean, LLC dated February 24, 2004 (Incorporated herein by reference to Exhibit 10.35 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.19†	Heritage-Crystal Clean, LLC Key Employee Membership Interest Trust Agreement dated February 1, 2002, as amended (Incorporated herein by reference to Exhibit 10.18 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.20†	Heritage-Crystal Clean, Inc. Omnibus Incentive Plan (Incorporated herein by reference to Exhibit 10.25 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10	.21†	Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan (Incorporated herein by reference to Exhibit 10.26 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10	.22†	Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan (Incorporated herein by reference to Exhibit 10.27 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.23†	Heritage-Crystal Clean, LLC Form of Omnibus Incentive Plan of 2008 Stock Option Grant Notice and Agreement (Incorporated herein by reference to Exhibit 10.28 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10	.24†	Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 (Incorporated herein by reference to Exhibit 10.29 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.25†	Form of Indemnity Agreement (Incorporated herein by reference to Exhibit 10.30 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.26		Multi-Story Office Building Lease between Heritage-Crystal-Clean, LLC and RP 2 Limited Partnership dated November 28, 2005 (Incorporated herein by reference to Exhibit 10.17 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.27		Form of Subscription Agreement entered into between Heritage-Crystal Clean, Inc. and the participants in the Direct Placement (Incorporated herein by reference to Exhibit 10.36 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)

Exhibit
Number		Exhibit

10.28		Form of Equity Exchange Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC and each member of Heritage-Crystal Clean, LLC (Incorporated herein by reference to Exhibit 10.39 of Amendment No. 8 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 11, 2008)
10.29		Form of Agreement and Plan of Merger among Heritage-Crystal Clean, Inc., BRS-HCC Investment Co., Inc. and each stockholder of BRS-HCC Investment Co., Inc. (Incorporated herein by reference to Exhibit 10.40 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.30		Exchange Advisor and Placement Agent Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC, William Blair & Company, L.L.C. and Piper Jaffray & Co. dated March 3, 2008 (Incorporated herein by reference to Exhibit 10.42 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.31		Placement Agent Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC, William Blair & Company, L.L.C. and Piper Jaffray & Co. dated March 3, 2008 (Incorporated herein by reference to Exhibit 10.43 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
23	.1**	Consent of Grant Thornton LLP, Independent Registered Public Account
23	.2**	Consent of KPMG LLP, Independent Registered Public Accountants
23	.3*	Consent of McDermott Will & Emery LLP (contained in their opinion filed as Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)

†	Indicates management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Filed herewith.

(b) Financial Statement Schedules:

All financial statement schedules are omitted because they are not applicable or not required, or because the required information is provided in our consolidated financial statements or accompanying notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elgin, State of Illinois, on this 18th day of May, 2010.

Heritage-Crystal Clean, Inc.
(Registrant)

By:	/s/ Joseph Chalhoub
Joseph Chalhoub
President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Joseph Chalhoub and Gregory Ray, and each of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on May 18, 2010.

Signature	Title

/s/ Joseph Chalhoub Joseph Chalhoub	President, Chief Executive Officer and Director (Principal Executive Officer of the Registrant)

/s/ Gregory Ray Gregory Ray	Chief Financial Officer, Vice President, Business Management and Secretary (Principal Financial Officer of the Registrant)

/s/ Ellie Chaves Ellie Chaves	Chief Accounting Officer of the Registrant

/s/ Fred Fehsenfeld, Jr. Fred Fehsenfeld, Jr.	Director

/s/ Donald Brinckman Donald Brinckman	Director

/s/ Bruce Bruckmann Bruce Bruckmann	Director

Signature	Title

/s/ Carmine Falcone Carmine Falcone	Director

/s/ Charles E. Schalliol Charles E. Schalliol	Director

/s/ Robert W. Willmschen, Jr. Robert W. Willmschen, Jr.	Director

EXHIBIT INDEX

Exhibit
Number		Exhibit

1	.1*	Form of Underwriting Agreement
3	.1(1)	Certificate of Incorporation of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.1 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
3	.1(2)	Amendment to Certificate of Incorporation of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.1(2) to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2010)
3.3		By-Laws of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 3.2 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
4.1		Form of Specimen Common Stock Certificate of Heritage-Crystal Clean, Inc. (Incorporated herein by reference to Exhibit 4.1 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
5	.1*	Opinion of McDermott Will & Emery LLP
10.1		Restated Operating Agreement for Heritage-Crystal Clean, LLC dated October 26, 2004, as amended. (Incorporated herein by reference to Exhibit 10.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.2		Amendment No. 6 to Operating Agreement for Heritage-Crystal Clean, LLC dated December 28, 2007 (Incorporated herein by reference to Exhibit 10.37 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 1, 2008)
10.3		Form of Agreement and Amendment No. 7 to Operating Agreement for Heritage-Crystal Clean, LLC (Incorporated herein by reference to Exhibit 10.38 of Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 1, 2008)
10.4		Third Amended and Restated Credit Agreement dated as of December 14, 2009 between Heritage-Crystal Clean, LLC and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2009)
10.5		First Amendment to Third Amended and Restated Credit Agreement dated as of May 14, 2010 between Heritage-Crystal Clean, LLC and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2010)
10.6		Intercreditor Agreement dated as of February 24, 2004 among Heritage-Crystal Clean, LLC, Bruckmann, Rosser, Sherrill & Co. II, L.P., Asphalt Refining Company and Donald Brinckman (Incorporated herein by reference to Exhibit 10.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.7		First Amended and Restated Promissory Note to Asphalt Refining Company dated December 29, 2006 (Incorporated herein by reference to Exhibit 10.6 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.8		Third Amended and Restated Note by Bank of America, N.A. dated April 30, 2007 (Incorporated herein by reference to Exhibit 10.7 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.9		Form of Participation Rights Agreement between Heritage-Crystal Clean, Inc. and The Heritage Group (Incorporated herein by reference to Exhibit 10.9 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.10†	Employment Agreement, dated as of August 24, 1999 by and between Heritage-Crystal Clean, LLC and Joseph Chalhoub, as amended March 1, 2000 (Incorporated herein by reference to Exhibit 10.8 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)

Exhibit
Number		Exhibit

10	.11†	Employment Agreement, dated as of March 1, 2000 by and between Heritage-Crystal Clean, LLC and John Lucks (Incorporated herein by reference to Exhibit 10.10 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.12†	Employment Agreement, dated as of November 15, 1999 by and between Heritage-Crystal Clean, LLC and Gregory Ray (Incorporated herein by reference to Exhibit 10.12 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.13†	Employment Agreement, dated as of September 14, 2002 by and between Heritage-Crystal Clean, LLC and Tom Hillstrom (Incorporated herein by reference to Exhibit 10.14 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.14†	Non-Competition and Non-Disclosure Agreement between Donald Brinckman and Heritage-Crystal Clean, LLC dated March 22, 2002 (Incorporated herein by reference to Exhibit 10.16 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.15†	Non-Competition and Non-Disclosure Agreement between Joseph Chalhoub and Heritage-Crystal Clean, LLC dated August 24, 1999 (Incorporated herein by reference to Exhibit 10.32 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.16†	Non-Competition and Non-Disclosure Agreement between Gregory Ray and Heritage Crystal Clean, LLC dated November 15, 1999 (Incorporated herein by reference to Exhibit 10.33 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.17†	Non-Competition and Non-Disclosure Agreement between John Lucks and Heritage-Crystal Clean, LLC dated March 1, 2000 (Incorporated herein by reference to Exhibit 10.34 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.18†	Non-Competition and Non-Disclosure Agreement among BRS-HCC Investment Co., Inc., Bruckmann, Rosser, Sherrill & Co. II, L.P., Bruckmann, Rosser, Sherrill & Co., Inc., Bruce C. Bruckmann and Heritage-Crystal Clean, LLC dated February 24, 2004 (Incorporated herein by reference to Exhibit 10.35 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.19†	Heritage-Crystal Clean, LLC Key Employee Membership Interest Trust Agreement dated February 1, 2002, as amended (Incorporated herein by reference to Exhibit 10.18 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10	.20†	Heritage-Crystal Clean, Inc. Omnibus Incentive Plan (Incorporated herein by reference to Exhibit 10.25 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10	.21†	Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan (Incorporated herein by reference to Exhibit 10.26 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10	.22†	Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan (Incorporated herein by reference to Exhibit 10.27 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.23†	Heritage-Crystal Clean, LLC Form of Omnibus Incentive Plan of 2008 Stock Option Grant Notice and Agreement (Incorporated herein by reference to Exhibit 10.28 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)

Exhibit
Number		Exhibit

10	.24†	Heritage-Crystal Clean, Inc. Employee Stock Purchase Plan of 2008 (Incorporated herein by reference to Exhibit 10.29 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10	.25†	Form of Indemnity Agreement (Incorporated herein by reference to Exhibit 10.30 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.26		Multi-Story Office Building Lease between Heritage-Crystal-Clean, LLC and RP 2 Limited Partnership dated November 28, 2005 (Incorporated herein by reference to Exhibit 10.17 of Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on August 3, 2007)
10.27		Form of Subscription Agreement entered into between Heritage-Crystal Clean, Inc. and the participants in the Direct Placement (Incorporated herein by reference to Exhibit 10.36 of Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on February 25, 2008)
10.28		Form of Equity Exchange Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC and each member of Heritage-Crystal Clean, LLC (Incorporated herein by reference to Exhibit 10.39 of Amendment No. 8 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 11, 2008)
10.29		Form of Agreement and Plan of Merger among Heritage-Crystal Clean, Inc., BRS-HCC Investment Co., Inc. and each stockholder of BRS-HCC Investment Co., Inc. (Incorporated herein by reference to Exhibit 10.40 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.30		Exchange Advisor and Placement Agent Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC, William Blair & Company, L.L.C. and Piper Jaffray & Co. dated March 3, 2008 (Incorporated herein by reference to Exhibit 10.42 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
10.31		Placement Agent Agreement among Heritage-Crystal Clean, Inc., Heritage-Crystal Clean, LLC, William Blair & Company, L.L.C. and Piper Jaffray & Co. dated March 3, 2008 (Incorporated herein by reference to Exhibit 10.43 of Amendment No. 7 to the Company’s Registration Statement on Form S-1 (No. 333-1438640) filed with the SEC on March 7, 2008)
23	.1**	Consent of Grant Thornton LLP, Independent Registered Public Account
23	.2**	Consent of KPMG LLP, Independent Registered Public Accountants
23	.3*	Consent of McDermott Will & Emery LLP (contained in their opinion filed as Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)

†	Indicates management contract or compensatory plan or arrangement.

*	To be filed by amendment.

**	Filed herewith.